UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

ATWOOD OCEANICS, INC.
(Name of Registrant as Specified in its Charter)
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transactions applies: N/A
(2)	Aggregate number of securities to which transaction applies: N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
(4)	Proposed maximum aggregate value of transaction: N/A
(5)	Total fee paid: None

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identifiy the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: N/A
(2)	Form, Schedule or Registration Statement No.: N/A
(3)	Filing Party: N/A
(4)	Date Filed: N/A

15835 PARK TEN PLACE DRIVE
HOUSTON, TEXAS 77084

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Houston, Texas
January 14, 2011
To the Shareholders of

ATWOOD OCEANICS, INC.:

Notice is hereby given that, pursuant to the provisions of the Second Amended and Restated By-laws, as amended, of Atwood Oceanics, Inc., the Annual Meeting of the Shareholders of Atwood Oceanics, Inc. will be held at the principal executive offices of Atwood Oceanics, Inc., 15835 Park Ten Place Drive, in the City of Houston, Texas 77084, at 10:00 o'clock A.M., Houston Time, on Thursday, February 10, 2011, for the following purposes:

1.	To elect seven (7) members of the Board of Directors for the term of office specified in the accompanying Proxy Statement.
2.	To approve our Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan as described in the accompanying Proxy Statement.
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2011.
4.	To approve, by a shareholder non-binding advisory vote, the compensation paid by the Company to its named executive officers, commonly referred to as a “Say on Pay” proposal;
5.	To establish, by a shareholder non-binding advisory vote, the frequency of submission to shareholders of advisory “Say on Pay” proposals; and
6.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors of Atwood Oceanics, Inc. recommends a vote “FOR” each of Proposals 1 through 5.  No other matters are expected to be considered at the Annual Meeting of Shareholders.

Shareholders of record at the close of business on January 10, 2011 will be entitled to notice of and to vote at the Annual Meeting.

Shareholders are cordially invited to attend the meeting in person. Shareholders may call our main offices at 281-749-7800 for directions to our principal executive offices in order to attend the meeting in person.  Those who will not attend are requested to sign and promptly mail the enclosed proxy for which a stamped return envelope is provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 10, 2011.

A COPY OF THIS PROXY STATEMENT, THE FORM OF PROXY, AND THE ATWOOD OCEANICS, INC. 2010 ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED SEPTEMBER 30, 2010 ARE AVAILABLE AT www.proxyvote.com.

By Order of the Board of Directors
/s/ Rodney L. Mallams
Rodney L. Mallams, Secretary

ANNUAL MEETING OF SHAREHOLDERS
ATWOOD OCEANICS, INC.

PROXY STATEMENT

January 14, 2011

SECURITY HOLDERS ENTITLED TO VOTE

Holders of shares of common stock, par value $1.00 per share (“Common Stock”) of Atwood Oceanics, Inc., (hereinafter sometimes referred to as “Atwood”, “we”, “us”, “our” or the “Company”) of record at the close of business on January 10, 2011 will be entitled to vote at the Annual Meeting of Shareholders to be held February 10, 2011 at 10:00 o'clock A.M., Houston Time, at our principal executive offices, 15835 Park Ten Place Drive, Houston, Texas, 77084 and at any and all adjournments thereof.

Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy, when executed and not so revoked, will be voted in accordance therewith. This proxy material is first being mailed to shareholders on or about January 14, 2011.

PERSONS MAKING THE SOLICITATION

This proxy is solicited on behalf of our Board of Directors of the Company (the “Board of Directors”).  In addition to solicitation by mail, for which we will bear the cost, we may request banks, brokers and other custodians, nominees and fiduciaries who hold our Common Stock in street name to send proxy material to the beneficial owners of stock and to secure their voting instructions, if necessary.  Further solicitation of proxies may be made by telephone, mail, facsimile, or oral communication with some of our shareholders, following the original solicitation. All such further solicitation will be made by our regular employees and we will bear the cost for such solicitation.

VOTING SECURITIES

At the close of business on January 10, 2011, the time which has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the meeting, we had 64,648,599 shares of Common Stock outstanding.

The holders of at least a majority of the shares of Common Stock issued and outstanding as of the record date and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting of Shareholders. The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers.  In such cases, the uninstructed shares for which the broker is unable to vote are called “broker non-votes”.  All Proposals in this Proxy Statement other than Proposal 2 (ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor) are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.  Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

Election of Directors (Proposal 1).  The election to the Board of Directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares represented in person or by proxy at a meeting at which a quorum is present.  Abstentions and broker non-votes will not affect the election outcome.

Approving Amended and Restated Plan (Proposal 2).  The vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to approve the proposed Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan.  Abstentions will have the same effect as an “against” vote for this proposal, but broker non-votes will have no effect.

Ratification of Auditor Appointment (Proposal 3). The vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2011 by the Audit Committee of our Board of Directors.  Abstentions will have the same effect as an “against” vote for this proposal.

Non-Binding Advisory “Say on Pay” Vote (Proposal 4).   The vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present will constitute shareholder non-binding approval with respect to the compensation paid to our named executive officers. Abstentions will have the same effect as an “against” vote for this proposal, but broker non-votes will have no effect.

Non-Binding Advisory Vote on Frequency of “Say on Pay” (Proposal 5).  The vote of the holders of a plurality of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present will constitute shareholder non-binding approval with respect to the frequency of submission to shareholders of “Say on Pay” proposals.  Abstentions and broker non-votes will not affect the outcome of this proposal.

Other Business (Proposal 6). If any other matters come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, such matters shall be decided by the vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting, unless otherwise provided in our Amended and Restated Certificate of Formation, as amended, our Second Amended and Restated By-laws, as amended, or as otherwise required by law.

 Each share of Common Stock entitles its owner to one vote except with respect to the election of directors. With respect to the election of directors, each shareholder has the right to vote in person or by proxy the number of shares registered in his name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his shares, or to distribute the votes so cumulated among as many candidates as he may desire.  In the event of cumulative voting, the candidates for directors receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

If a shareholder desires to exercise his right to cumulate votes for directors, the laws of the State of Texas, the State in which we are incorporated, require the shareholder to give our Secretary written notice of such intention on or before the day preceding the meeting. Such notice should be sent to:  Atwood Oceanics, Inc., P. O. Box 218350, Houston, Texas 77218, Attn: Rodney L. Mallams.  If any shareholder gives such notice, all shareholders have the right to use cumulative voting at the meeting. The persons appointed by the enclosed form of proxy are not expected to exercise the right to cumulate votes for election of the directors named elsewhere in this Proxy Statement, although such persons shall have discretionary authority to do so.

PRINCIPAL SHAREHOLDERS

The following table reflects certain information known to us concerning persons beneficially owning more than 5% of our outstanding Common Stock as of close of business on September 30, 2010 based on information (other than with respect to Helmerich & Payne International Drilling Co. (“H&PIDC”))  provided by a third party service provider in reports prepared for us.  Information regarding H&PIDC was provided to us by H&PIDC. Unless otherwise noted, each shareholder listed below has sole voting and disposition power with respect to the shares listed.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Class

H&PIDC (1)	8,000,000	12.38%
1437 South Boulder Avenue
Tulsa, Oklahoma 74119

Columbia Wanger Asset Management, L.P. (2)	6,984,000	10.81%
227 West Monroe Street, Suite 3000
Chicago, IL 60606

1.
Mr. Helmerich, one of our current directors and a director nominee, is President, Chief Executive Officer and a director of Helmerich & Payne, Inc. (“H&P”).  H&P owns 100% of H&PIDC.  H&PIDC currently owns of record and beneficially 8,000,000 shares of our Common Stock.  Mr. Helmerich has disclaimed beneficial ownership of the Common Stock owned by H&PIDC. Mr. Dotson, one of our current directors and a director nominee, served as Vice President Drilling of H&P and President of H&PIDC until his retirement in 2006.

2.
The information set forth above concerning shares of Common Stock beneficially owned by Columbia Wanger Asset Management, L.P. (“Columbia”) was obtained from (i) a report  prepared by a third party service provider for us and (ii) the Schedule 13G dated February 9, 2010 filed with the Securities and Exchange Commission ("SEC") by Columbia.  Based on that Schedule 13G, Columbia had sole voting power with respect to 6,800,500 shares and sole dispositive power with respect to 7,061,150 shares of our Common Stock.  We do not have any information with respect to the 77,150 shares of our Common Stock disposed by Columbia subsequent to the filing of the Schedule 13G on February 9, 2010.  The information set forth above includes the shares of our Common Stock held by Columbia Acorn Trust, a Massachusetts business trust to which Columbia is an advisor.

APPROVAL OF RELATED PERSON TRANSACTIONS

In accordance with the directive of the Board of Directors, our Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers or directors, or relatives or affiliates of any such officers or directors, to ensure that such “related-party” transactions are fair and are in our overall best interest.  No transactions requiring approval occurred in fiscal year 2010.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the amount of Common Stock beneficially owned as of the close of business on December 31, 2010, by each of our directors and director nominees, by each of our named executive officers, and by all of our directors and executive officers as a group, whether or not such individuals served in such capacities at December 31, 2010. Unless otherwise indicated below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

Name of Director, Director Nominee Named Executive Officer or Group	Shares of Common Stock Beneficially Owned	Percent of Class

Deborah A. Beck	35,616 (2)	(1)
Robert W. Burgess	54,076 (3)	(1)
George S. Dotson	78,816 (3)	(1)
Jack E. Golden	2,156	(1)
Hans Helmerich	44,076 (4) (5)	(1)
James R. Montague	5,250	(1)
Robert J. Saltiel	10,000	(1)
John R. Irwin	449,120(6)	(1)
Mark L. Mey	2,500	(1)
James M. Holland	170,143 (7)	(1)
Glen P. Kelley	129,435 (8)	(1)
Alan Quintero	21,664 (9)	(1)
Ronnie L. Hall	3,426 (10)	(1)

All directors, director nominees, and executive officers as a group (16 persons)	1,077,822 (11)	1.67%

(1)	Less than 1%.
(2)	Includes 24,000 shares which may be acquired upon exercise of options.
(3)	Includes 32,000 shares which may be acquired upon the exercise of options.
(4)	Includes 40,000 shares which may be acquired upon the exercise of options.
(5)	See Note (2) on page 3 under “Principal Shareholders” for more information.
(6)
Includes 369,085 shares which may be acquired upon the exercise of options.  Mr. Irwin retired as President and Chief Executive Officer of the Company in December 2009 and his employment with the Company terminated in July 2010.

(7)
Includes 125,482 shares which may be acquired upon the exercise of options.  Mr. Holland retired as Senior Vice President and Chief Financial Officer of the Company in August 2010 and his employment with the Company terminated in December 2010.

(8)	Includes 100,463 shares which may be acquired upon the exercise of options.
(9)	Includes 3,664 shares which may be acquired upon the exercise of options. Mr. Quintero’s employment with the Company terminated in November 2010.
(10)	Includes 3,426 shares which may be acquired upon the exercise of options. Mr. Hall’s employment with the Company terminated in December 2010.
(11)	Includes 780,181 shares which may be acquired upon the exercise of options.

EXECUTIVE OFFICERS

The persons indicated below are our executive officers. The office held, date of first election to that office and the age of each officer as of the close of business on January 4, 2011, are indicated opposite his name.

Name	Offices Held	Date of First Election	Age

Robert J. Saltiel	President and Chief Executive Officer	December 2009	47

Mark L. Mey	Senior Vice President and Chief Financial Officer	August 2010	47

Glen P. Kelley	Senior Vice President Marketing and Business Development -	December 2004	62

Barry M. Smith	Vice President Technical Services	June 2008	51

Michael A. Campbell	Vice President Controller -	January 2009	41

No family relationship exists between any of the above executive officers or the nominated directors listed below. All of our executive officers serve at the pleasure of the Board of Directors and may be removed at any time with or without cause.  Mr. Saltiel has served as an executive officer since December 2009.  Mr. Mey joined the Company and became an executive officer in August 2010.  Mr. Kelley has served as an executive officer during the past five (5) years.  Mr. Smith has served as an executive officer since June 2008.  Mr. Campbell has served as an executive officer since January 2009.

Mr. Saltiel joined us as President and Chief Executive Officer in December 2009. Prior to his appointment with the Company, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean Ltd., and from 2003 served in other positions at Transocean Ltd., including Executive Vice President, Performance and Senior Vice President of the company’s then North and South America Unit, which covered the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.

Mr. Mey joined us as Senior Vice President and Chief Financial Officer in August 2010.  Prior to his appointment with the Company, Mr. Mey was Senior Vice President, Chief Financial Officer and Director of Scorpion Offshore Ltd. since 2005.  He was Vice President and Treasurer for Noble Corporation from 2000 to 2005 and previously held other positions at Noble Corporation beginning in 1994, including Director, Internal Audit and Treasurer and Internal Audit Manager.

Mr. Kelley rejoined us in January 1983 as Manager of Operations Administration. He was elected Vice President – Contracts and Administration in October 1988 and Senior Vice President – Marketing and Administration in December 2004. Mr. Kelley was designated as Senior Vice President – Marketing and Business Development effective March 2010.

Mr. Smith joined us in March 2006 as Manager of Maintenance.  He was promoted in January 2008 to General Manager of Technical Services.  He was elected as Vice President – Technical Services in June 2008.  Prior to joining the Company, Mr. Smith worked 20 years at Transocean of which the last 10 years he served as Corporate Maintenance Manager.

Mr. Campbell joined us in March 2001 as our Controller.  He was promoted in January 2006 to General Manager of Financial Services.  He was elected as Vice President – Controller in January 2009.

ITEM 1 - ELECTION OF DIRECTORS

At our Annual Meeting of Shareholders, seven (7) directors are to be elected for terms of one year each. All seven (7) director nominees are currently serving as directors and are standing for re-election.

The persons named in the enclosed form of proxy (Mark L. Mey and Glen P. Kelley) have advised that they will vote all shares represented by proxies for the election of the seven (7) nominees for director listed below, unless authority to so vote is withheld by the shareholder granting the proxy. Such persons will have the discretion to cumulate the votes of the shares represented by proxy, although the exercise of such discretion is not expected. If any of the nominees listed below becomes unavailable for any reason, the shares represented by the proxies will be voted for the election of such person, if any, as may be designated by the Board of Directors.

Nominees	Present Position with the Company	Served as a Director Continuously Since	Term to Extend to	Age

Deborah A. Beck	Director	February 2003	February 2012	63

Robert W. Burgess	Director	September 1990	February 2012	69

George S. Dotson	Director	February 1988	February 2012	70

Jack E. Golden	Director	September 2009	February 2012	62

Hans Helmerich	Director	February 1989	February 2012	52

James R. Montague	Director	June 2006	February 2012	63

Robert J. Saltiel	Director, President and Chief Executive Officer	February 2010	February 2012	47

Until her retirement in 2006, Ms. Beck was employed by the Northwestern Mutual Life Insurance Company for over five (5) years where she served in various executive capacities including Executive Vice President Planning and Technology, Senior Vice President-Insurance Operations, Vice President – New Business, and Vice-President of Policy Benefits.  Northwestern Mutual is a leading direct provider of individual life insurance and offers insurance products, investment products and advisory services.

Until his retirement in 1999, Mr. Burgess served for over five (5) years as Chief Financial Officer (Senior Vice President) for CIGNA Investment Division, CIGNA Companies. CIGNA is a diversified financial services company with major businesses in insurance, health care, pensions and investments.

Until his retirement in 2006, Mr. Dotson served for over five (5) years as Vice President Drilling of H&P and President of H&PIDC.  H&P is an energy-oriented company engaged in contract drilling which is the parent of H&PIDC.

Until his retirement in 2005, Mr. Golden was employed by British Petroleum (“BP”) from 1982 through 2005, where he served in various executive capacities including Group Vice President.  As Group Vice President, he directed significant portions of BP’s global exploration and production operations.  He is currently managing partner of Edgewater Energy LLC and Edgewater Energy Partners LLC and is also a director of Cobalt International, an exploration and production company.

Currently, and at all times during the previous five (5) years, Mr. Helmerich has served as the President and Chief Executive Officer, as well as a director, of H&P.

Mr. Montague has been retired at all times during the previous five (5) years. From December 2001 to October 2002, Mr. Montague served as President of Encana Gulf of Mexico, Inc., a subsidiary of Encana Corporation, which is involved in oil and gas exploration and production. From 1996 to June 2001, he served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an exploration and production oil and gas company, and GCO Minerals Company, a company that manages International Paper Company's mineral holdings.  Mr. Montague is a director of Penn Virginia Resource Partners (NYSE:PVR), Magellan Midstream Partners (NYSE:MMP), and the non-executive Chairman of the Board of Davis Petroleum Company, a private company.

Prior to joining us in December 2009, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean Ltd., and from 2003 served in other positions at Transocean Ltd., including Executive Vice President, Performance and Senior Vice President of the company’s then North and South America Unit, which covered the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.

Corporate Governance

We believe that we have had good corporate governance practices, including written corporate governance guidelines, committee charters and a code of business conduct and ethics for employees.  The Board holds separate meetings of the non−management directors.  We have instituted mandatory sign-off and training for employees on our Employee Code of Conduct and other relevant compliance topics.  The Nominating and Corporate Governance Committee of the Board of Directors has continued to evaluate the Company's and the Board of Directors' governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board of Directors at least annually.  The Nominating and Corporate Governance Committee of the Board of Directors further receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board of Directors annually evaluate their own performance.  Our current governance documents may be found on our website at www.atwd.com under "Investor Information—Legal, Corporate Governance."  Information contained on our website is not part of this proxy statement. We will continue to monitor our governance practices in order to maintain our high standards.

Board Leadership

The Board of Directors has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board, and currently, the Company does not have a designated Chairman of the Board.  Instead, Hans Helmerich, our Lead Independent Director, presides over the Board of Directors as it provides advice to and independent oversight of management, allowing our Chief Executive Officer to focus on our day-to-day business.   The Board of Directors believes that having separate positions and having a Lead Independent Director in lieu of a Chairman of the Board is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk Management

Our Board of Directors has oversight responsibility of the processes established to report and monitor material risks applicable to us.  Our Audit Committee assists our Board of Directors in oversight of the integrity of the Company’s financial statements, our compliance with standards of business ethics and legal and regulatory requirements and various matters relating to our publicly available financial information and our internal and independent auditors. Certain risks associated with the performance of our executive management fall within the authority of our Nominating and Corporate Governance Committee, which is responsible for evaluating potential conflicts of interest and independence of directors and Board of Directors candidates, monitoring and developing corporate governance principles and overseeing the process by which our Board of Directors, our Chief Executive Officer and our executive management are evaluated. Risks associated with retaining executive management fall within the scope of the authority of our Compensation and Human Resources Committee (the “Compensation Committee”), which assists our Board of Directors in reviewing and administering compensation, benefits, incentive and equity−based compensation plans.  To assist in satisfying these responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Responsibility for risk oversight that does not fall within the scope of authority of our three standing Board of Directors committees but rather rests with our entire Board of Directors. Our Board of Directors also has the responsibility for monitoring and assessing any potential material risks identified by its committees, or otherwise ensuring management is monitoring and assessing, and, to the extent appropriate, mitigating such risks. Risks falling within this area include, but are not limited to, general business and industry risks, operating risks, financial risks and compliance risks.

The Board of Directors has delegated to management the responsibility to manage risk and bring to the attention of the Board of Directors the most material risks to our Company.  We have not assigned the responsibility for all risk management to a single risk management officer within our executive management. We rely on a management committee to administer an enterprise risk management (“ERM”) program that is designed to ensure that the most significant risks to the Company, on a consolidated basis, are being managed and monitored appropriately.  Our internal audit department performs an annual enterprise risk assessment (“ERA”). The ERA is designed to take a portfolio view of risk and to identify potential events that may affect the Company.  Identified risks are then individually rated as to magnitude and likelihood of occurrence, and management discusses what mitigation efforts are in place.  The ERM program assesses top risks from the ERA, identifies other operational, commercial, macroeconomic and geopolitical risks facing the Company, monitors key indicators to assess the effectiveness of the Company's risk management activities, and manages risks to be within the Company’s risk profile.  Meetings are held on at least a quarterly basis to discuss risk mitigation efforts and manage identified risks.  The management team present in the risk management meetings consists of the same personnel charged with evaluating the Company’s disclosure controls each quarter and is facilitated by our internal audit department head.  The ERM results are reported to the Board of Directors each quarter to assist in its oversight of risk management. Our Board of Directors monitors ERM and other risk management information provided to it and provides feedback to management from time to time that may be used to better align risk management practices and systems with the risk philosophy and risk tolerances of our Board of Directors.

Process for Communication by Interested Parties with the Board of Directors

The Board of Directors has established a process whereby interested parties may communicate with the Board of Directors and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board of Directors or an individual director, c/o the Secretary, Atwood Oceanics, Inc., 15835 Park Ten Place Drive, Houston, Texas 77084.  The Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board of Directors has directed the Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board of Directors has advised the Secretary not to forward material that is illegal or threatening, but to make the Board of Directors aware of such material which it may request be forwarded, retained or destroyed at the Board of Directors’ discretion.  The interested party may alternatively submit such communications through the MySafeWorkplace system.  The MySafeWorkplace system can be contacted via telephone at 1-800-461-9330 or on the internet at www.MySafeWorkplace.com.  The interested party should click “Go” on “Make A Report”, choose Atwood Oceanics Management LP as the organization, and then select “Communicate with Non-Management Directors” as the “Incident Type”.   The communication process is also further detailed on our website, www.atwd.com, along with other of our corporate governance guidelines, and is available in print to any shareholder who requests it.

Director Independence

Our Board of Directors has determined that all six of the current non-management directors of the Company qualify as “independent” directors under the NYSE corporate governance rules and that each member of the Audit Committee qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934 (the “Exchange Act”).  Each of the six non-management directors of the Company are also “non-employee directors” as defined under Exchange Act Rule 16b-3 and “outside directors” as defined in section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”).  Therefore, our President and Chief Executive Officer, Robert J. Saltiel, is not an independent director and our current independent directors are Deborah A. Beck, Robert W. Burgess, George S. Dotson, Jack E. Golden, Hans Helmerich and James R. Montague.  The Board of Directors has not established additional internal independence requirements beyond those necessary to be independent under the NYSE corporate governance rules or to qualify as a nonemployee director under Exchange Act Rule 16b-3 or as an outside director under section 162(m) of the Code.

Board of Director Meetings and Committees

We have standing Audit, Compensation, Executive, and Nominating & Corporate Governance Committees.  The following chart shows the current committee membership and positions of each director:
Director	Audit Committee	Compensation and Human Resources Committee	Executive Committee	Nominating & Corporate Governance Committee

Deborah A. Beck	X	X		X
Robert W. Burgess	X (Chairperson & Financial Expert)	X		X
George S. Dotson	X	X (Chairperson)	X	X
Jack E. Golden	X	X		X
Hans Helmerich			X	X (Chairperson)
James R. Montague	X	X		X
Robert J. Saltiel			X

The Audit Committee members are Ms. Beck and Messrs. Burgess, Dotson, Golden and Montague.  The Board of Directors has determined that Mr. Burgess is our “Audit Committee Financial Expert” as that term is defined under the applicable federal securities laws and regulations.  The Audit Committee functions to review, in general terms, the Company’s accounting policies and audit procedures, and to supervise internal accounting controls.  The Audit Committee held eight (8) meetings during fiscal year 2010, of which four (4) were telephone conferences.  Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is accessible on our website, www.atwd.com, and available in print to any shareholder who requests it.

The Compensation Committee members, Ms. Beck, Messrs. Burgess, Dotson, Golden and Montague, are responsible for administration of our stock incentive plans, and for review and recommendation to the full Board of Directors of all compensation for our directors and employees.  During fiscal year 2010, there were six (6) meetings of the Compensation Committee, of which two (2) were telephone conferences.  Our Board of Directors has adopted a written charter for the Compensation Committee which is accessible on our website, www.atwd.com and available in print to any shareholder who requests it. Pursuant to the charter, the Compensation Committee may delegate its authority to a subcommittee or subcommittees, provided that the subcommittee is composed entirely of independent directors and has a published charter.

The Executive Committee currently composed of Messrs. Dotson, Helmerich and Saltiel, communicated as required, normally at least monthly, generally by telephone conference, for review of major decisions and to act as delegated by the Board of Directors.  Our Board of Directors has adopted a written charter for the Executive Committee which is accessible on our website, www.atwd.com and available in print to any shareholder who requests it.

The Nominating & Corporate Governance Committee, composed of Ms. Beck and Messrs. Burgess, Dotson, Golden, Helmerich, and Montague, assists the Board of Directors regarding the appropriate size and composition of the Board of Directors, as well as to monitor and make recommendations regarding the Board of Directors’ performance.  The Nominating & Corporate Governance Committee held one (1) meeting during fiscal year 2010.  The Nominating & Corporate Governance Committee will consider all director nominees recommended to it, including those recommended by third parties, and shareholders.  Such nominations should be directed to any member of the Nominating & Corporate Governance Committee.  The Nominating & Corporate Governance Committe has no formal diversity policy, but thoughtfully considers the unique qualifications and skills of any candidate or nominee for the Board of Directors.  A specific process for communication between shareholders and the Nominating & Corporate Governance Committee is accessible on our website, www.atwd.com, under “Investor Information” – “Legal” – “Corporate Governance” – “Contact the Atwood Oceanics, Inc. Board of Directors”.  The Nominating & Corporate Governance Committee will evaluate all nominees, for the following:

▪	personal qualities such as leadership, statesmanship and responsiveness;
▪	general management qualities such as a global perspective on our business, short term results, strategic thinking and planning, knowledge of our business and preparedness;
▪	financial expertise such as value creation, capital planning, and communications with the financial investment communities; and
▪	qualities relating to the use of human resources such as developing management talent and creating an effective organization.

Our Board of Directors has adopted a written charter for the Nominating & Corporate Governance Committee which is accessible on our website, www.atwd.com and available in print to any shareholder who requests it.

The charters for each of the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee state that each member must be independent as required by the New York Stock Exchange Listing Standards and as determined by the Board of Directors in its business judgment.  No member of the Audit Committee, the Compensation Committee or the Nominating & Corporate Governance Committee shall have a relationship to the Company that may interfere with the exercise of his or her independent judgment and all members of such committees shall be non-employee directors.  The Board of Directors has made a determination that each member of the Audit Committee, Compensation Committee and the Nominating & Corporate Governance Committee is independent and meets the requirements of the charter for the Committee(s) on which he or she serves.  The Board of Directors specifically considered the relationship of H&P and H&PIDC to the Company and determined that they are not our affiliates.  Based on that fact and other considerations, Mr. Helmerich is also not our affiliate.  Prior to his retirement from H&P and H&PIDC, the Board of Directors determined that Mr. Dotson was not our affiliate and after his retirement, the Board of Directors determined that Mr. Dotson continues not to be our affiliate.

Four (4) meetings of the Board of Directors as a whole were held during fiscal year 2010, of which all were regularly scheduled meetings.  Each director attended, during the time of his or her membership, at least 75% of Board of Director and Committee meetings to which he or she was assigned.  Additionally, the non-management members of the Board of Directors held four (4) meetings, of which all were in person. Mr. Helmerich presided over the meetings of the non-management members of the Board of Directors as our “Lead Independent Director”.  The Company does not have a policy with regard to Board of Directors’ attendance at the Annual Meeting of Shareholders.  Last year, one member of the Board of Directors, Mr. Saltiel, attended the Annual Meeting of Shareholders held on February 11, 2010.

Code of Ethics

Included in our corporate governance guidelines detailed on our website, www.atwd.com, and available in print to any shareholder who requests it, is the Code of Business Conduct and Ethics we have adopted which includes a Code of Ethics applicable to our Chief Executive Officer and our Chief Financial Officer, currently Mr. Saltiel and Mr. Mey, respectively.  We intend to satisfy the disclosure requirement regarding any changes in our Code of Ethics we have adopted and/or any waiver therefrom by posting such information on our website or by filing a Form 8-K for such event.

Required Vote for Election of Directors

Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION AS DIRECTORS OF THE PERSONS NOMINATED HEREIN.

ITEM 2 - PROPOSAL TO ADOPT OUR ATWOOD OCEANICS, INC. AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN

General

On January 10, 2011, our Board of Directors adopted, subject to approval of our shareholders, the Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan which amends and restates in its entirety the Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan, as previously amended.  The Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan, as previously amended, is referred to herein as the “Original Plan.”  The Atwood Oceanics, Inc. Amended and Restated 2001 Stock Incentive Plan is referred to herein as the “Amended Plan.”  The Original Plan became effective December 7, 2006, pursuant to subsequent shareholder approval and will continue for a period of ten years thereafter.  The Amended Plan will be effective February 10, 2011, if approved by the shareholders.  Awards may be made under the Amended Plan through the original effective date of the Original Plan.

The principal features of the Amended Plan are summarized below.  The summary does not purport to be a complete statement of the Amended Plan and is qualified in its entirety by reference to the Amended Plan, a copy of which is attached as Appendix A to this Proxy Statement.  Defined terms not defined herein have the meaning set forth in the Amended Plan.

Purpose of the Amended Plan

The Original Plan is designed to create incentives to motivate participants to put forth maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence, are able to make important contributions to our success.  Participants include our non-employee directors, our officers and employees, as well as those of our subsidiaries and affiliates.  There are currently approximately 615 eligible employees and non-employee directors, of which approximately 114 are participating in the Original Plan.  The Amended Plan would make no changes to the design and purpose of the Original Plan and would make no changes to potential participants or those currently participating in the Original Plan.

The amendments included in the Amended Plan make the following changes:

1.
For clarity, and in accordance with the terms of the Original Plan, the number of shares available for awards is adjusted to account for a previous stock split in the form of 100% stock dividend which occurred after the original effective date of the Original Plan.

2.	The definition of Committee is updated to reflect its current title.

3.	Qualification for retirement is increased from 62 years of age to 65 years of age.

4.
Further language is added with regard to awards intended to qualify under the performance-based compensation rules of section 162(m) of the Code, including with regard to acceleration of vesting upon retirement of awards intended to qualify under the performance-based compensation rules of Section 162(m) of the Code.

5.	Language allowing for issuance of uncertificated securities is added to conform to our Second Amended and Restated By-Laws, as amended.

6.	The language which provided that stock appreciation rights (“SARs”) may be conditioned on achievement of performance measures has been deleted.

7.	Language is added to clarify that awards are subject to applicable laws and regulations as well as Company policies relating to clawback or other recording in effect from time to time.

8.
A provision is added to allow awards under other plans or programs to be settled in the form of Common Stock issued under the Amended Plan, provided that such awards are treated for all purposes as the same type of award under the Amended Plan.

9.	Performance criteria have been updated to add growth measures relating to the fleet given the Company’s new construction program.

The third, fourth, sixth, and ninth changes above are the only substantive changes.  The third and fourth changes are discussed further under “Termination of Employment; Termination of Service.”  The fourth change is also reflected in “Administration.”  The sixth change is intended to better conform the provisions relating to SARs to common practice and conditions of issuance and is reflected in “Stock Appreciation Rights.”  The ninth change is to update performance criteria to reflect current Company activities and is also discussed in “Administration.”  All other changes are administrative or technical in nature.  The purpose of restating the Original Plan to include both the above amendments and its current amendment is for ease of reference.

Shares Available

At the original effective date of the Original Plan and subject to the limitations set forth in the Original Plan, there were a total of 2,000,000 shares of Common Stock available for awards to be made under the Original Plan.  Subsequent to the effective date of the Original Plan, there was a stock split in the form of a 100% stock dividend.  Accounting for the shares of Common Stock issued prior to the stock split, for the stock split itself, and shares issued since, at December 31, 2010, 1,764,117 shares of Common Stock remain available for awards to be made under the Original Plan, which is approximately 2.73% of our outstanding Common Stock as of January 10, 2011, (the record date for shareholders entitled to vote on this proposal), subject to adjustment in the event of a future stock dividend, stock split, merger, consolidation, recapitalization, reclassification, spin off, combination of shares or other similar events.)  The Amended Plan makes no change to the number of shares available for issuance other than to reflect the stock split which occurred after the effective date of the Original Plan in accordance with terms of the Original Plan.  The Amended Plan provides that shares of Common Stock may be issued on an uncertificated basis in conformity with our Second Amended and Restated By-Laws, as amended.

Under the Original Plan, the Compensation Committee may award restricted stock awards, stock options, SARs, or performance units.  Any shares of Common Stock granted as restricted stock awards or as SARs or performance units settled in shares of Common Stock shall be counted as 1.7 shares for each share granted, while any shares issuable pursuant to an Option shall be counted as one share for each issuable share.  The Amended Plan makes no changes to the types of awards available or any limitations thereto other than clarifying adjustments reflecting the previous stock split which occurred after the effective date of the Original Plan in accordance with the terms of the Original Plan.

We have registered with the SEC the shares available for distribution pursuant to the Original Plan on Form S-8, File No. 333-140781.  As of January 10, 2011, the closing price on the New York Stock Exchange of our Common Stock was $35.96 per share.

Pursuant to the Original Plan and the Amended Plan, shares of Common Stock underlying awards which terminate, expire, are forfeited or are cancelled without the issuance of such shares shall be available for distribution in connection with future awards pursuant to the Original Plan.

Administration

The Amended Plan will continue to be administered by the Compensation Committee, the members of which are appointed or removed as set forth in the Compensation Committee’s Charter, which is available on our website at www.atwd.com.  As described in its Charter, all members of the Compensation Committee are “independent” as required by the rules and regulations of the SEC and the New York Stock Exchange Listing Standards.  They are also “non-employee directors” as defined under SEC Rule 16b-3 and “outside directors” as defined in section 162(m) of the Code.  The only change the Amended Plan makes to the Original Plan is to add further language with regard to the definition of “outside directors” in connection with awards intended to qualify under the performance-based compensation rules of section 162(m) of the Code.  The Compensation Committee will continue to have the power and authority to grant awards to participants as provided in the Amended Plan, and to determine the form, terms and conditions, not inconsistent with the terms of the Amended Plan, of any award granted, based on such factors and criteria as the Compensation Committee shall determine.  The performance criteria have been updated in the Amended Plan to reflect additional measures in light of the Company’s new construction program.  The Compensation Committee will continue to have the authority to establish, adopt, or revise such rules and regulations governing the Amended Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Amended Plan and any award granted and any agreements relating thereto; and to otherwise take any and all action it deems necessary or advisable for the operation or administration of the Amended Plan.

Eligibility

There is no change in the eligibility under the Amended Plan.  All participants may be awarded Nonqualified Stock Options, restricted stock awards, SARs or performance units.  Eligible employees may also receive Incentive Stock Options.

Stock Options

There is no change to the types of stock options granted under the Amended Plan.  The Amended Plan permits the granting of two types of options:  (i) those that qualify as incentive stock options, or ISOs, under Section 422 of the Code, or (ii) those that do not so qualify, or Nonqualified Stock Options.  Stock options granted under the Amended Plan shall be subject to the terms and conditions set forth in the Amended Plan and may contain such additional terms and conditions not inconsistent with the terms of the Amended Plan as the Compensation Committee deems appropriate.  The option exercise price for each share of Common Stock covered by an option shall be determined by the Compensation Committee, but shall be not less than the Fair Market Value of a share of Common Stock on the date of grant.

The term of each stock option will be fixed by the Compensation Committee, but may not exceed 10 years from the date of grant in the case of an ISO or 10 years and one day after the date of grant in the case of a Nonqualified Stock Option.  Stock options shall become exercisable at such time or times and subject to such terms and conditions (including, without limitation, installment exercise provisions) as shall be determined by the Compensation Committee.

The option exercise may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company, (ii) with certain requirements, by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, or (iii) by a combination of the foregoing.

The Compensation Committee may, in its discretion, authorize all or a portion of any Nonqualified Stock Options to be granted on terms which permit transfer by the participant to (i) the ex-spouse of the participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the participant, (iii) a trust or trusts for the exclusive benefit of the spouse, children or grandchildren of the participant, or (iv) a partnership or limited liability company in which the spouse, children or grandchildren of the participant are the only partners or members; provided in each case that (x) there may be no consideration for any such transfer, (y) the Option agreement pursuant to which such stock options are granted must expressly provide for transferability in a manner consistent with the foregoing, and (z) subsequent transfers of transferred stock options shall be prohibited except those made in accordance with the transferability provisions of the Amended Plan or by will or by the laws of descent and distribution.  Following transfer, any such stock options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.  Except as set forth in the Amended Plan and in the applicable Option agreement, no Option shall be transferable by the participant otherwise than by will or by laws of descent and distribution.

Restricted Stock

There is no change to the restricted stock granted under the Amended Plan.  Restricted stock may be issued to participants either alone or in addition to other awards granted under the Amended Plan.  The Compensation Committee determines participants to whom, and the time or times at which, such grants will be made, the number of shares of Common Stock to be awarded, the price (if any) to be paid by the recipient of an award, and other conditions of the awards.  The Compensation Committee may condition grants of restricted stock upon the attainment of specified performance goals or such other factors or criteria as the Compensation Committee may determine.

The restriction period and the vesting period for eligible directors is a minimum of thirteen months.  In general, restricted stock awarded to eligible employees vests over a minimum three-year period, with all such shares vesting on or after the third anniversary, with the restriction period set out in the award.

During the restriction period, the Compensation Committee may grant to the participant, with respect to the shares of restricted stock covered by any award, all or any of the rights of a shareholder of the Company, including the right to vote the shares of Common Stock included in the award, the right to receive any dividends, and the right to purchase securities pursuant to the Rights Agreement between the Company and Continental Stock Transfer and Trust Company dated October 18, 2002.  During the restriction period established by the Compensation Committee, the participant shall continue to not be permitted to sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of restricted stock awarded under the Amended Plan.

Stock Appreciation Rights

A SAR permits the participant to receive an amount (in cash, Common Stock or a combination thereof) equal to the number of SARs exercised by the participant multiplied by the excess of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR.  SARs may or may not be granted in connection with the grant of an Option.  The exercise price of SARs granted under the Amended Plan shall not be less than the Fair Market Value of a share of Common Stock on the date of grant.  A SAR may be exercised in whole or in such installments and at such times as determined by the Compensation Committee.  The Amended Plan deletes the language which provides that SARs may be conditioned on achievement of performance measures.  This change is in keeping with common practice and usual conditions of issuance, given that SARs only have value if the price of Common Stock increases after the date of grant.

Performance Units

There is no change to the type of performance units granted under the Amended Plan.  Performance units may be awarded to the participant subject to the provisions of the Amended Plan and such other terms and conditions as the Compensation Committee may determine.  Performance units give the participant the right to receive cash or Common Stock based upon the achievement of performance goals established by the Compensation Committee.  These goals must exceed one year and are subject to the fulfillment of conditions that may be established by the Compensation Committee including, without limitation, the achievement of operational, financial or stock performance criteria.

Change in Control Provisions

The Amended Plan makes no change in the Change of Control provisions set forth in the Original Plan and provides that in the event of a Change in Control any awards granted under the Amended Plan to any participant shall be immediately fully vested, fully earned and exercisable, and any Restriction Period shall terminate immediately.

Termination of Employment; Termination of Service

Stock Options and SARs. If an eligible employee’s employment with the Company, a Subsidiary or an Affiliated Entity terminates as a result of death, disability or retirement, the eligible employee (or personal representative in the case of death) shall be entitled to exercise all or any part of any (a) vested Incentive Stock Option for a period of up to three months from such date of termination (one year in the case of death or Disability (as defined above) in lieu of the three-month period), or (b) vested Nonqualified Stock Option or SAR during the remaining term.  If an eligible employee’s employment terminates for any other reason, the eligible employee shall be entitled to exercise all or any part of any vested Option or SAR for a period of up to three months from such date of termination.

If an eligible director’s service with the Company, a Subsidiary or an Affiliated Entity terminates, the eligible director (or personal representative in the case of death) shall be entitled to exercise all or any part of any Nonqualified Stock Options or SARs which are otherwise exercisable on his date of termination of service during the remaining term of such award.

The Compensation Committee may, in its discretion, accelerate the vesting of any stock option or SAR in the case of termination of employment or service of a participant for any reason, including death, retirement, disability, or resignation, as the case may be.  In no event shall any stock option or SAR be exercisable past the term established in the award agreement.  Any vested stock option or SAR which is not exercised before the earlier of the dates provided above or its term, shall expire.

Restricted Stock Awards. Under the Original Plan, the Compensation Committee may, in its discretion, (i) accelerate the vesting of a restricted stock award in the case of death or disability of an eligible employee or (ii) provide for early termination of any restriction period and acceleration of vesting of a restricted stock award in the case of death, retirement, or resignation of an eligible director.

Under the Original Plan, in the case of retirement of an eligible employee, the vesting of a restricted stock award shall be accelerated as follows:

▪
acceleration of vesting of one-third (1/3) of the shares included in the restricted stock award in the case of retirement within a period greater than one year, but less than two years subsequent to the date of grant, and

▪
acceleration of vesting of two-thirds (2/3) of the shares included in the restricted stock award in the case of retirement within a period greater than two years, but less than three years subsequent to the date of grant.

Unless otherwise accelerated pursuant to the terms of the relevant award agreement or by the Compensation Committee as set forth in the Original Plan, all unvested restricted stock awards shall be forfeited upon termination of employment of the eligible employee or termination of service of the eligible director.

General.  The Amended Plan (a) increases the age of retirement from 62 years of age to 65 years of age for all participants and (b) provides that notwithstanding anything in the Amended Plan to the contrary, in the case of retirement of a participant, the Committee shall not accelerate the vesting of an any award intended to qualify under the performance-based compensation rules of Section 162(m) of the Code except to the extent such performance measures have been met by the participant prior to or upon retirement.  Otherwise, the Amended Plan makes no change to the provisions relating to termination of employment or service.

Amendments and Termination

Under the Amended Plan, there is no change in the authority of the Board of Directors or Compensation Committee to amend the Amended Plan or award agreements or to terminate the Amended Plan.  The Board of Directors may alter, suspend or terminate the Amended Plan at any time.  The Board of Directors may amend the Amended Plan, but may not, without shareholder approval, adopt any amendment which would (i) increase the total number of shares of Common Stock reserved for purposes of the Amended Plan, except as specifically provided for in the Amended Plan, (ii) materially modify the eligibility requirement for participation in the Amended Plan, or (iii) materially increase the benefit or rights of any participant provided by the Amended Plan.  With the exception of repricing awards, the Compensation Committee may amend the terms of any award agreement, but no such amendment shall be allowed which is adverse to the rights of any participant without his or her consent.

Federal Income Tax Consequences

The following summary is a description of the federal income tax consequences to the participant and to us of the issuance and exercise of stock options and restricted stock granted pursuant to the Amended Plan which are the same as under the Original Plan.  The summary does not purport to be complete, does not attempt to be a comprehensive description of all possible tax effects, does not purport to be nor represents tax advice and does not discuss state, local or non-U.S. tax consequences except as set forth below.

ISOs.  The grant of an ISO will not be treated as taxable income to the eligible employee for federal tax purposes, and will not result in a deduction for us for tax purposes, provided that no disposition is made by the eligible employee of the shares of Common Stock acquired pursuant to the ISO within two years after the date of grant of the ISO nor within one year after the date of issuance of shares of Common Stock to the eligible employee pursuant to the ISO.  In general, on exercise of an ISO, the eligible employee will not recognize any taxable income, and we will not be entitled to a deduction for tax purposes, although exercise of an ISO may give rise to liability under the alternative minimum tax provisions of the Code.  Upon the sale or exchange of the shares of Common Stock at least two years after the grant date of the ISO and one year after the exercise date of the ISO, the eligible employee will recognize long-term capital gain or loss based on the difference between (i) the amount realized upon the sale or other disposition of the purchased shares of Common Stock and (ii) the exercise price paid for such shares.  If these holding periods are not satisfied, the eligible employee will recognize ordinary income (and we will be entitled to a deduction for tax purposes) in an amount equal to the difference between the exercise price and the lower of (i) the fair market value of the shares of Common Stock on the date the ISO was exercised or (ii) the sale price of such shares.  A different rule for measuring ordinary income upon such a premature disposition may apply if the eligible employee is also our officer, director or 10% shareholder.  Any gain recognized by the eligible employee on such a premature disposition of the shares of Common Stock in excess of the amount treated as ordinary income will be characterized as capital gain.

Nonqualified Stock Options and Stock Appreciation Rights.  No taxable income is reportable by the participant at the time a Nonqualified Stock Option or SAR is granted.  Upon exercise, the amount by which the Fair Market Value of the purchased shares of Common Stock on the exercise date exceeds the exercise price of the option or SAR will generally be taxable to the participant as ordinary income and deductible by us for tax purposes.  Upon disposition of the shares of Common Stock, appreciation or depreciation after the exercise date is treated as a short-term or long-term capital gain or loss to the participant and will not result in any deduction by us.

Restricted Stock.  In general, a participant who receives a restricted stock award will recognize ordinary compensation income on the difference between the fair market value of the shares of Common Stock on the date when the shares are no longer subject to a substantial risk of forfeiture (as such term is defined in the Code) and any amount paid for the shares, and the Company will be entitled to a deduction for tax purposes in the same amount.  Any gain or loss on the participant’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed.

If a participant receiving a restricted stock award for which stock is issued at the time of grant makes a timely election under Section 83(b) of the Code to have the tax liability determined at the date of grant rather than when the restrictions lapse, the participant will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of issuance of the stock and any amount paid for such stock, and we shall be entitled to a deduction at that time of the same amount treated as ordinary compensation income to the participant.  If such an election is made, the participant recognizes no further amounts of compensation income upon the lapse of any restrictions, and any gain or loss on subsequent disposition will be long or short-term capital gain or loss to the participant.  The Section 83(b) election must be made within thirty days from the time the restricted stock is issued to a participant.

Performance Units. The federal income tax consequences of performance units will vary depending upon the individual structure of the award.  Generally, the performance unit will be taxable upon payment.

Deductibility of Compensation.  The Amended Plan has been designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, and accordingly, we anticipate that any compensation deemed paid by us to our executive officers as a result of stock options or restricted stock will remain deductible by us and will either (a) not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers or (b) will not cause such limit to be exceeded.

Withholding.  No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any stock option or other award under the 2007 Plan, the participant shall pay to us, or make any arrangements satisfactory to the Compensation Committee regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by us, withholding obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement.  Generally, we will not withhold any amount from awards made to directors in such capacity, as those awards are treated as self-employment income, and, as such, are not subject to withholding.

Awards Pursuant to the Amended Plan

All future awards under the Amended Plan will be at the discretion of the Compensation Committee.  Therefore should the Amended Plan receive shareholder approval, no executive officers or directors, nor any other participant, would be guaranteed an award.

Required Vote to Adopt our Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan

Approval to adopt our Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF OUR ATWOOD OCEANICS, INC. AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN.

ITEM 3 - PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS

General

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent auditors for fiscal year 2011. Although it is not required to do so, our Board of Directors wishes to submit the selection of PricewaterhouseCoopers LLP for ratification by our shareholders at the Annual Meeting. Even if this selection is ratified by shareholders at the Annual Meeting, the Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders. If our shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection.

Required Vote for Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote of a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

ITEM 4 – PROPOSAL TO APPROVE, BY A SHAREHOLDER NON-BINDING ADVISORY VOTE, THE COMPENSATION PAID BY THE COMPANY TO ITS NAMED EXECUTIVE OFFICERS, COMMONLY REFERRED TO AS A “SAY ON PAY” PROPOSAL

Background

As required under the newly enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board of Directors is submitting a “Say on Pay” proposal for shareholders for consideration.  This proposal provides shareholders with the opportunity to cast an advisory vote on the Company’s executive compensation program.  Our overall compensation program is intended to ensure that the compensation and incentive opportunities provided to our executives and employees remain competitive and provide the motivation to deliver the extra effort that leads to returning value to our shareholders.  The primary objective of our executive compensation program is to provide competitive pay opportunities that are commensurate with the Company’s performance, that recognize individual initiative and achievements and that enable us to retain and attract qualified executive officers who are focused on our goals and long term success.

The Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 21 and the tabular and other disclosures on executive compensation beginning on page 48.  Based upon that review, the Board of Directors recommends that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.

While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION PAID BY THE COMPANY TO ITS NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

ITEM 5 – PROPOSAL TO ESTABLISH, BY A SHAREHOLDER NON-BINDING ADVISORY VOTE, THE FREQUENCY OF SUBMISSION TO SHAREHOLDERS OF ADVISORY “SAY ON PAY” PROPOSALS

Background

Under the Dodd-Frank Act, the Company is also required to seek a non-binding advisory shareholder vote regarding the frequency of submission to shareholders of a “Say on Pay” advisory vote such as that set forth in Proposal 4.  As discussed in Proposal 4, the Board of Directors values the input of our shareholders regarding the Company’s executive compensation program.  Shareholders can advise the Board of Directors on whether such votes should occur every year, every two years, or every three years, or may abstain from voting.  Although this vote is advisory and non-binding, our Board of Directors will review voting results and give serious consideration to the outcome of such voting.  A scheduling vote similar to this will occur at least once every six years.

Our Board of Directors recognizes the importance of receiving regular input from our shareholders on important issues such as our executive compensation program.  Therefore, our Board of Directors recommends that the advisory shareholder vote on executive compensation be held every year.

Please mark on the Proxy Card your preference as to the frequency of holding “Say on Pay” shareholder advisory votes as either every year, every two years, or every three years or mark “abstain”.  You are not voting to approve or disapprove the Board of Directors’ recommendation on this item.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” “1 YEAR” AS THE FREQUENCY FOR VOTING ON “SAY ON PAY” PROPOSALS.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW AND OBJECTIVES

Atwood Oceanics, Inc. which together with its subsidiaries is collectively referred to herein as “Atwood”, “we”, “us”, “our” or the “Company” except where the context requires otherwise, has been engaged for more than 40 years in the international offshore drilling business, with a primary focus on the completion of exploratory and developmental oil and gas wells and related support, management and consulting services.

Our fiscal year runs from October 1 to September 30 of each year.  Fiscal year 2010 was a year of significant accomplishments and notable challenges. The Company achieved the lowest injury incident rate in its history without suffering a fatality, posted record revenue and earnings for the fifth consecutive year and, with four rigs currently under construction, two ultra-deep water floaters and two high-specification jack-ups, continues to expand and upgrade its rig fleet. The inclusion of Atwood in Fortune’s list of Fastest-Growing Companies and in Forbes’ list of America’s 100 Best Small Companies highlights the Company’s continued success and solid reputation.

Throughout fiscal year 2010, we remained firmly committed to improving the integrity of our drilling operations by implementing stricter operating standards across our rig fleet, strengthening our well control procedures and recruiting new employees with quality skills to support new technologies and to meet higher customer expectations.  We continued to focus on safety, client service and operational excellence. At the same time, we idled three of our rigs, the Atwood Southern Cross, the Richmond and the Seahawk, due in part to a combination of near-term market weakness and competition from rigs that were displaced from the U.S. Gulf of Mexico following the April 2010 Macondo incident there.

Despite the impact of the Macondo incident on the offshore drilling market, the prospect for strong longer-term offshore drilling demand in various regions of the world is encouraging, and the Company remains confident in its strong competitive position and overall capabilities for future growth.

•
the Atwood Osprey, scheduled for delivery in the second quarter of fiscal year 2011, is a sixth-generation ultra deepwater semisubmersible under construction in Singapore.  The Atwood Condor, scheduled for delivery in 2012, is a sixth-generation ultra-deepwater semisubmersible designed to drill in  water depths of up to 10,000 feet with state-of-the-art well control and drilling technology; and

•
Atwood has contracted to build two Pacific Class 400 jack-ups with an option to build another three. Designed for 400 feet of water, these high-specification jack-ups are slated for delivery in the second half of calendar year 2012.

By providing high-quality drilling services safely, efficiently and reliably, we have built an excellent reputation with our clients, investors and other stakeholders. The Company’s multiyear program to replenish our worldwide fleet with high specification floaters and jack-ups, combined with a strong balance sheet and an experienced, dedicated workforce, sets the stage for future growth and sustained corporate performance.

One of the fundamental elements of the Company’s competitive position continues to be the ability to attract and retain individuals who can successfully lead the organization and drive the execution of our operational and commercial objectives. The programs adopted by the Compensation and Human Resources Committee (the “Compensation Committee”) are intended to ensure that the compensation and incentive opportunities provided to our executives and employees remain competitive  and provide the motivation to deliver the extra effort that leads to returning value to our shareholders.  The primary objective of our compensation program is to provide competitive pay opportunities that are commensurate with the Company’s performance, that recognize individual initiative and achievements and that enable us to retain and attract qualified executive officers who are focused on our goals and long-term success.

More specifically, the objectives of the executive compensation program are to:

•	offer opportunities to motivate and reward performance with respect to our goals and metrics, as well as our performance relative to our competitors;
•	reward each of our executive officers for long-term strategic management and for their individual contributions to enhance shareholder value;
•	ensure that the compensation program supports the achievement of our short and long-term strategic plans;
•	retain and attract key executive officers critical to our long-term success; and
•	focus the commitment of our executive officers on the long-term interests of our shareholders through equity awards.

CONSIDERATIONS

Our executive compensation program is designed and directed by the Compensation Committee.  In making compensation determinations relative to our executive officers, the Compensation Committee takes into account the following important considerations:

Company Results and Individual Performance.  The Compensation Committee believes that the compensation opportunities provided to our executive officers should be closely related to the Company’s overall results as measured against goals approved by the Board of Directors each year.  The Compensation Committee evaluates each individual’s overall contribution to the Company’s ongoing and long-term performance.  The Compensation Committee approves performance targets, which include safety, operational and financial measures, and also establishes incentive compensation targets for each individual executive officer, expressed as a percentage of annual base salary.  Compensation targets are correlated with competitive market data and provide for differentiation in job responsibilities.

Competitive Benchmarking.  The Compensation Committee considers competitive industry data in making executive pay determinations.  This year, the Compensation Committee engaged outside compensation consultant Longnecker & Associates (“L&A”) to provide information and advice with respect to competitive practices relevant to Atwood programs and policies.  Pursuant to its responsibility to review and update our peer group for compensation purposes and in view of evolving industry and competitive conditions which impacted the continuation of certain historical peer companies as viable comparators for Atwood, the Compensation Committee updated and expanded the selection of executive compensation benchmarking peers (our “peer group”) for fiscal year 2010 following recommendations made by L&A.

In arriving at a revised peer group, the Compensation Committee considered the number of companies in the previous peer group and increased it from 8 to 11 with the primary purpose of minimizing the potential impact of outliers when analyzing market data, in line with best practices.  In addition, the Compensation Committee reviewed the previous peer group and determined that (a) their median revenue for the most recent fiscal year was lower than Atwood’s and (b) the removal of some of the smaller companies and the inclusion of more offshore drilling services companies in the selection would better align competitive pay considerations with the need to attract and retain executive talent.   The Compensation Committee analyzed multiple companies and identified peers that better reflected the scope and complexity of Atwood’s operations.

Our revised peer group is composed of 11 companies, including some larger offshore drillers with which Atwood competes for business and/or talent and other relevant companies with levels of revenue and assets comparable to ours.  Our updated peer group consists of Ensco PLC, Rowan Companies, Inc., Pride International, Inc., Helmerich & Payne, Inc., Precision Drilling Corporation, Patterson UTI Energy, Inc., Parker Drilling Company, Oil States International, Inc., Oceaneering International, RPC Inc. and ATP Oil & Gas Corporation.   The Committee will continue to review and refine the group periodically as appropriate.

Compensation Philosophy.  To establish compensation targets for our executive officers, the Compensation Committee evaluated the information provided by L&A relative to our revised peer group, including each element of compensation separately and the total direct compensation (the combined value of annual base salary, annual incentives and long-term incentive grants) for each executive officer.  Consistent with the revised peer group and to enable successful attraction, retention, motivation and development of executive talent, the Compensation Committee updated the overall compensation target for Atwood’s executive officers to reflect a movement from the previous 50th percentile to the range of 40th to 75th percentile of overall total direct compensation for similarly situated executive officers in our peer group.

The Compensation Committee reviews periodically the objectives of our executive compensation program and components to ensure they are appropriate and achieve their intended purpose, while allowing us to keep compensation costs manageable.  From the data and analysis provided by L&A, the Compensation Committee concluded that for fiscal year 2010, overall:

•	base salaries and total direct compensation for our executive officers are closely aligned with the 50th percentile of our peer group;
•	the value of long-term awards targets the 50th percentile keeping in line with the competitive analysis, conclusions and recommendations furnished to the Compensation Committee by L&A; and
•	our process for determining executive compensation is well aligned with shareholder interests.

Furthermore, based upon the analysis made by the Compensation Committee we believe that our total compensation package remains within our target levels.

Annual Bonus Determinations. For fiscal year 2010, and to the extent that the Compensation Committee considered the degree to which the Company goals and metrics were achieved in making annual bonus determinations, the Compensation Committee relied on a formula-driven approach, which included company-wide goals and metrics as well as an individual objectives component, to arrive at an amount equal to 50% of each approved bonus target. The Compensation Committee considered the assessment of company-wide performance against the established goals and metrics and also considered the assessment of accomplishments against the pre-established individual objectives for fiscal year 2010.

Separately, while the Compensation Committee has adopted and fully endorses the formula-driven approach for a portion of the bonus, it also exercised discretion to determine the remaining portion of the bonus, thus ensuring that our executive officers focused on a broader set of factors, some of which were related directly to current market or competitive conditions and/or opportunities that ultimately impact shareholder value.  The Compensation Committee believes that its subjective assessment of those discretionary factors enables closer alignment of pay levels with talent attraction, motivation and retention needs in a changing competitive environment.  For fiscal year 2010, those factors included, but were not limited to, overall corporate results, execution of new-build and other projects, achievement of growth objectives, safety and operational performance, employee retention and satisfaction, contract backlog and preserving the Company’s positive reputation among customers.

ASSESSMENT OF RISK AND RECOVERY OF COMPENSATION

As part of the periodic risk management process conducted by our Audit Committee and Board of Directors, and to ensure that potential risks that might arise from any of our executive compensation practices and policies do not result in potential adverse impact on the Company, financially or otherwise, the Compensation Committee has reviewed the following policies and guidelines underlying our executive compensation determinations and concluded that they create no potential risk of material adverse impact:

•	individual discretionary cash incentives are made within the boundaries of approved fixed maximum awards as applicable to each executive officer;
•
the short-term performance metrics considered in annual bonus determinations are intended to drive a portion of any final bonus amounts and supplemented with diverse performance measures that, taken as a whole, do not encourage unnecessary or excessive risk taking;

•
the members of the Compensation Committee who, in their discretion and in light of Company and individual performance and peer data approve the final recommendations, are independent members of the Board of Directors; and

•
executive officers receive the majority of their total direct compensation in the form of long-term incentives, which incentives are granted on the basis of multi-year vesting to align the interests of the executive officers with long term value creation for our shareholders.

In the event that any bonus payment or long term incentive award granted to any executive officer becomes subject to recovery due to violation of the Company’s Ethics Policy or applicable law or regulations or due to downward adjustment or restatement of corporate financial or non-financial performance results, the Compensation Committee may seek recovery of compensation paid to the executive officer(s) involved, whether in whole or in part, or take other remedial action as appropriate, to recover repayment to the Company.

CHANGE OF OFFICERS

In the course of fiscal year 2010 and the interim period to date, the following changes of executive officers took place:

•
Mr. John R. Irwin retired as President and Chief Executive Officer of the Company effective December 14, 2009, but continued to serve on the Board of Directors until February 11, 2010.  Mr. Irwin’s employment with the Company terminated in July 2010.

•
Mr. Robert J. Saltiel joined the Company as President and Chief Executive Officer on December 15, 2009.  Mr. Saltiel was subsequently elected by our shareholders to the Board of Directors on February 11, 2010.

•	Mr. James M. Holland retired as Senior Vice President and Chief Financial Officer of the Company effective August 10, 2010. Mr. Holland’s employment with the Company terminated in December 2010.
•	Mr. Mark L. Mey joined the Company as Senior Vice President and Chief Financial Officer on August 11, 2010.
•	Effective March 4, 2010, Mr. Randal Presley retired as Vice President, Administrative Services. Mr. Presley’s employment with the Company terminated in December 2010.
•
Mr. Ronald L. Hall, Vice President, Operations retired from the Company effective December 15, 2010.  The Company has engaged an executive search firm to assist with evaluation and recruitment of a suitable successor candidate.

•	Mr. Alan Quintero, Senior Vice President – Operations, resigned from the Company in November 2010. At this time, the Company does not intend to fill the position vacated by Mr. Quintero.

THE ROLE OF THE COMMITTEE

Our executive compensation program is administered by the members of the Compensation Committee.  The Board of Directors who are members of the Compensation Committee are independent as required by the New York Stock Exchange Listing Standards and as determined by the Board of Directors in its business judgment.  No member of the Compensation Committee has a relationship to the Company that may interfere with the exercise of his or her independent judgment, as such independence is defined by New York Stock Exchange Listing Standards, and all of the Compensation Committee members are "non-employee directors" as that term is defined under the Securities and Exchange Commission Rule 16b-3 and "outside directors" as that term is defined for the purposes of the section 162(m) of the Code.  The Compensation Committee currently consists of five members: George S.  Dotson, who is the chairman, Deborah A. Beck, Robert W.  Burgess, Jack E. Golden, and James R. Montague. The Compensation Committee’s responsibilities include, but are not limited to, the following:

•	making recommendations to the Board of Directors regarding both long- and short-term incentive compensation and equity-based plans for all employees of the Company;
•	recommending to the Board of Directors the compensation of non-employee directors of the Company;
•
reviewing and approving Company goals and objectives relevant to the President and Chief Executive Officer compensation, evaluating the President and Chief Executive Officer's performance in light of those goals and objectives, and, either as a Compensation Committee or together with the other independent directors (as directed by the Board of Directors), determining and approving the President and Chief Executive Officer's compensation level based on this evaluation;

•	producing a Compensation Committee report on executive compensation as required by the SEC to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the SEC; and
•
performing such general oversight and investigation functions related to Company compensation inherent to the responsibilities designated in its charter or set forth in resolutions of the Board of Directors.

For fiscal year 2010, the Compensation Committee engaged L&A as its professional consultant.  The Compensation Committee felt it was beneficial to have independent third party analysis and L&A has extensive experience in providing executive compensation advice, including specific experience in the oil and gas industry.  The Compensation Committee took into consideration the discussions and guidance from L&A, as well as the compensation studies created and assembled by L&A, in the analysis used in making competitive compensation decisions.  L&A does not provide to the Compensation Committee any services or advice on matters unrelated to compensation and reports directly to and takes direction from the Chairman of the Compensation Committee. The Compensation Committee has determined that the advice provided by L&A pursuant to executive compensation was free from any relationships that could impair the professional advice or compromise the integrity of the information and data provided to the Compensation Committee. The fees paid to L&A for services provided to the Compensation Committee totaled approximately $50,000 during fiscal year 2010.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

In order to achieve the objectives of our executive compensation program, we have developed a balanced compensation package consisting of salary, annual cash bonus and long-term stock incentive awards. The Compensation Committee may vary, from time to time, the composition and structure of the compensation program, the allocation among components and the criteria associated with each component.  The incorporation of cash and equity elements is intended to balance the reward opportunities associated with short-term performance with the potential for achieving longer term results, as well as with effective retention.  The mix of pay elements is relevant to the compensation determinations made by the Compensation Committee.  The Compensation Committee utilized information provided by L&A in the analysis of each component and the mix of these components as compared to our peer group.  In addition, certain of our executive officers are provided with severance and change-in-control agreements, perquisites and benefits.  Each one of these elements of compensation serves a particular purpose, as discussed below.

Base Salary.  Base salaries compensate our executive officers for services rendered during the fiscal year and salary levels are set in proportion to the job responsibilities of each individual.  At the discretion of the Compensation Committee, the salaries of our executive officers are generally reviewed following the end of each fiscal year in recognition of individual performance.  We seek to compensate for market movement of salaries in our peer group, utilizing data provided by L&A relative to competitive trends and other relevant information to determine individual salary adjustments as warranted.

The salary of the President and Chief Executive Officer is determined by the Compensation Committee, whereas the salaries of other executive officers are determined by the Compensation Committee with input and recommendations from the President and Chief Executive Officer.  In addition to job responsibility and competitive market salary movement, we give consideration to individual performance, to the ordinal rank of pay level for each executive, and to our overall financial condition and industry conditions.

Discretionary Annual Incentive Bonus.  We provide incentive compensation to our executive officers in the form of a discretionary annual bonus relating to safety, financial, operational and individual achievements during the prior fiscal year for the purpose of rewarding and recognizing their contributions toward approved Company goals and metrics, encouraging further individual contributions to shareholder value and reinforcing our expectation to retain their capabilities and management skills as appropriate.

The fiscal year 2010 target incentive bonus amounts were determined by the Compensation Committee as a percentage of annual base salary in the range of competitive bonus amounts of our peer group as furnished by L&A.  These targets ranged in fiscal year 2010 from 10% to 175% for our executive officers, which targets are based upon achievement of threshold, target, or stretch measures of performance as described herein, and which are designed to place a significant portion of total direct compensation at risk, generally with a greater portion of total compensation at risk the more senior the executive.  Target bonus awards are subject to review due to market movement and to pro-rata adjustment due to promotions occurring during the fiscal year or other relevant changes in job responsibilities.

The Compensation Committee set a portion equal to 50% of the incentive bonus target to be directly linked to the achievement of company-wide goals and metrics and individual objectives approved previously by our Board of Directors.  The final determinations on this portion are based upon the extent to which results for the fiscal year met, failed to meet or exceeded our goals and metrics.  The goals and metrics for the Company include results related to safety, financial performance, operational excellence and financial performance against our metrics peer group, which is industry specific, as well as approved individual objectives for each executive officer, as discussed in the “Analysis” section below

The remaining discretionary portion of the annual incentive bonus awarded to each executive officer was determined by the Compensation Committee’s subjective assessment of a broader set of factors including, but not limited to, overall corporate results, execution of new-build and other projects, achievement of growth objectives, safety and operational performance, employee retention and satisfaction, contract backlog and preserving the Company’s positive reputation among customers.

The combination of the formula-based and the discretionary portions of the bonus were designed to result in annual incentive bonus decisions for our executive officers that sharpen the focus on our performance measures and enable a closer alignment with competitive norms.  The Compensation Committee seeks input from the President and Chief Executive Officer on executive officer performance and internal equity for executive officers other than himself. In determining the individual bonus amounts paid to our executive officers following review of fiscal year 2010 results and individual performance, the Compensation Committee also reviewed information provided by L&A’s study of our peer group and relevant competitive information.

Long-Term Stock Incentive Awards.  Under the provisions of our shareholder-approved Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan (as amended, the “2007 Plan”), the Compensation Committee has the ability to grant options, restricted stock awards, SARs and performance units to eligible employees and to grant nonqualified stock options, restricted stock awards, SARs and performance units to eligible directors.  The Board of Directors has proposed to amend and restate the 2007 Plan as discussed in Proposal 2 of this Proxy Statement.  Except where the context indicates otherwise, references to the “2007 Plan” refer to the 2007 Plan as so amended and restated.  The 2007 Plan is designed to motivate participants to put forth maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence, are able to make important contributions to our success.  The determination of the size and type of award granted is based on the level and contribution of the intended recipient, as well as our safety, financial performance and operational results.  For the awards made following review of fiscal year 2010 results, the value of long-term incentive awards to our executive officers was determined using as a reference the conclusions and recommendations provided to the Compensation Committee by L&A’s study of our peer group and relevant competitive information.

Severance and Change In Control Arrangements.  In order to secure the interests of our shareholders in the event of a change-in-control of the Company by encouraging certain valued employees to remain employed with the Company during that period of financial uncertainty preceding and following a change-in-control, the Company has (a) established the Atwood Oceanics, Inc. Retention Plan for Certain Salaried Employees (the “Retention Plan”), (b) entered into Executive Agreements with Messrs. Mey and Kelley dated August 11, 2010 and September 22, 2009, respectively (the “Executive Agreements”), and (c) included change-in-control provisions in Mr. Saltiel’s Employment Agreement, each of which provides for payments relating to termination of employment other than for cause during a post change-in-control period.  Mr. Saltiel’s Employment Agreement also provides for payments for termination of employment without regard to change-in-control.  Messrs. Irwin, Holland, and Quintero also each had executive agreements with the Company, dated September 22, 2009, September 22, 2009 and June 1, 2008, respectively, which provided for payments relating to termination of employment in a post change-in-control employment period.  Those executive agreements have terminated as a consequence of the termination of employment of each of Messrs. Irwin, Holland, and Quintero, but are discussed with more particularity as to Messrs. Holland and Quintero in “Potential Payments Upon Termination or Change-in-Control” on page 54 of this Proxy Statement.  The executive agreement for Mr. Irwin was substantially similar to that for Mr. Holland.  The below descriptions of the Retention Plan, the Executive Agreements for Messrs. Mey and Kelley, and Mr. Saltiel’s Employment Agreement do not purport to be complete and are qualified by reference to the entire documents which have previously been filed as material agreements with the SEC.

The Retention Plan has a one-year term, is considered and adopted annually, and covers certain members of management as well as other shore-based personnel in the event of a change-in-control and generally provides that they will receive a payment if their employment is terminated other than for cause during the year following a change-in-control.  Any employee who would otherwise receive a payment under the Retention Plan, but receives other severance or other salary continuation benefits in the event of a termination of employment covered by the Retention Plan will have any such other benefits set off against any amounts due under the Retention Plan. Therefore, to the extent executive officers have Executive Agreements or an Employment Agreement and they would otherwise receive payments under the Retention Plan, such amounts would offset any amounts due under the Retention Plan.  The Retention Plan only addresses the terms of employment and compensation in the event of a termination of employment in connection with a change-in-control of the Company and not as a result of termination unrelated to such change-in-control, and payments are based upon seniority and tenure.  Payments, if any, made to senior executives under the Retention Plan would be on the same basis as other members of management in connection with a change-in-control of the Company.

The Executive Agreements for Messrs. Mey and Kelley only address the terms of employment and compensation in the event of a termination of employment in connection with a change-in-control of the Company and not as a result of termination unrelated to such change-in-control and are intended to provide an appropriate retention incentive while balancing the value to the Company of such retention during a change-in-control transition period.  Unless notice of no further extension is provided to the executive by the Company, the Executive Agreements for Mr. Mey and Mr. Kelley have three year evergreen terms, so that there are always three years remaining on the term.  The post change-in-control employment period is one year and six months for both Mr. Mey for Mr. Kelley, commencing on the date of the change-in-control, which must occur during the term of the Executive Agreements.

In general, the Executive Agreements for Messrs. Mey and Kelley provide that if the employment of an executive is terminated by the Company without cause or by the executive for good reason during the post change-in-control employment period, the executive shall be entitled to receive any salary to the extent not yet paid as well as a prorated bonus for his then current fiscal year based upon the highest annual bonus the executive has previously received.  Mr. Mey would receive a severance amount equal to 150% of the sum of the highest annual salary and bonus paid by the Company to Mr. Mey for any prior fiscal year.  Mr. Kelley would receive a severance amount based upon his then current annual base salary and his highest annual bonus prorated through the remainder of the post change-in-control employment period.  Messrs. Mey and Kelley would be entitled to full vesting of stock options.  The Executive Agreements also provide for continued benefits through the post change-in-control employment period.  The executive agreement for Mr. Quintero dated June 1, 2008, which has been terminated in connection with his termination of employment with the Company, was substantially similar to the Executive Agreement for Mr. Kelley.

Mr. Saltiel’s Employment Agreement provides for an initial term of three years, subject to an automatic two year renewal thereafter unless the agreement is terminated in accordance with its terms. Pursuant to the terms of his Employment Agreement, Mr. Saltiel is entitled to receive an annual base salary of $650,000. Mr. Saltiel shall also be eligible to receive an annual cash bonus based upon achievement of targeted performance levels upon satisfactory performance of reasonable goals and milestones (the “Target Goals”) established by the Compensation Committee. The target amount of the annual cash bonus is 85% of Mr. Saltiel’s base salary if such Target Goals are achieved; achievement beyond the Target Goals, i.e. “stretch goals”, may result in a higher annual cash bonus up to 175% of Mr. Saltiel’s base salary, and performance under Target Goals, but at a minimum level, i.e. “threshold goals”, shall result in a lower annual cash bonus, but in no event less than 20% of Mr. Saltiel’s base salary. If Mr. Saltiel is terminated by the Company pursuant to a “Qualifying Termination”, the Company shall pay Mr. Saltiel severance in an aggregate amount equal to 250% of the sum of Mr. Saltiel’s then current base salary and annual cash bonus.  A Qualifying Termination includes termination of employment as a result of a change-in-control, as well as termination without cause, termination for good reason, or termination following the Company’s failure to renew the employment term.

With respect to the Executive Agreements, in prior years, the Compensation Committee considered compensation consultant surveys and reviewed the amounts payable by its peer group to similarly situated executives in the event of a termination of employment in connection with a change-in-control.  Following discussions and negotiations of certain terms with the executives and consideration of the compensation consultant surveys, the Compensation Committee set the amounts payable in connection with termination of employment during a post change-in-control period pursuant to Mr. Kelley’s Executive Agreement at the time of execution, which was substantially similar to other executive agreements then in effect.  With respect to the Retention Plan, the Compensation Committee again relied on compensation consultant surveys and arrangements of other members of its peer group to determine what it believes is competitive for payments to similarly situated employees and accordingly set the amounts payable in the event of a termination of employment during a change-in-control employment period pursuant to the Retention Plan.

The Compensation Committee feels that the change-in-control provisions in the Executive Agreements, Mr. Saltiel’s Employment Agreement and the Retention Plan help minimize turnover of our executive talent and ensure that our executives’ attention remains focused on the Company’s and our shareholders’ interests.  The payment provisions in the Executive Agreements are meant to provide the relevant executive an appropriate retention incentive while balancing the value to the Company of such retention during a change-in-control transition period.  The payment provisions in the Retention Plan are similarly structured.  As a result, the more senior a participant and the longer his or her tenure, the greater the retention payment will be under the Retention Plan.  We believe that seniority and tenure are reflective of the value of our executive talent and services to the Company during a change-in-control transition period.

The change-in-control provisions in Mr. Saltiel’s Employment Agreement were negotiated in connection with his appointment as President and Chief Executive Officer, and based upon compensation consultant surveys, the Compensation Committee is satisfied that the provisions are both competitive and appropriate in light of the current marketplace.  Similarly, the change-in-control provisions in Mr. Mey’s Executive Agreement were negotiated in connection with his appointment as Senior Vice President and Chief Financial Officer, and based upon compensation consultant surveys, the Compensation Committee is satisfied that the provisions are also both competitive and appropriate in light of the current marketplace.  The benefits payable under the Executive Agreement for Mr. Kelley with regard to termination of employment in a post change-in-control employment period did not influence the Compensation Committee’s decisions with regard to other compensation elements.  The same was true for Mr. Quintero as to his executive agreement prior to his termination of employment.  Benefits relating to termination of employment in a post change-in-control employment period payable to Mr. Saltiel pursuant to his Employment Agreement and to Mr. Mey pursuant to his Executive Agreement were considered as part of their overall compensation packages.

When determining amounts payable under Mr. Saltiel’s Employment Agreement for termination of employment for other than with regard to change-in-control, the Compensation Committee once again relied upon compensation consultant surveys in its negotiations with the relevant executives, taking into account the relevant position of Mr. Saltiel, market conditions, and succession planning considerations.  The Compensation Committee is satisfied that these provisions are both competitive and appropriate in light of the current marketplace.

In the event of a change-in-control, any outstanding stock incentives granted to any participant (including our senior executives) under the 2007 Plan or any prior stock incentive plans are immediately fully vested, fully earned and exercisable. Further, in the case of restricted stock, any restriction period terminates immediately.  We believe our senior executives should receive the same treatment as other participants in this regard.

In light of their pending retirement, effective September 22, 2009, the Company entered into Executive Retention Agreements and executive agreements with each of Messrs. Irwin and Holland. The Executive Retention Agreements provided for, among other things, the continued employment by the Company of Messrs. Irwin and Holland through initial terms of July 31, 2010 and December 31, 2010, respectively. Effective December 14, 2009, Mr. Irwin retired as President and Chief Executive Officer, and his employment was terminated in July 2010.  Effective August 10, 2010, Mr. Holland retired as Senior Vice President and Chief Financial Officer, and his employment was terminated in December 2010.  The Executive Retention Agreements and the executive agreements have been terminated in connection with the termination of employment of each of Messrs. Irwin and Holland.

The Executive Retention Agreements set forth the terms and conditions of termination of employment by the Company with or without cause, termination of employment by the executives for good reason, and termination of employment due to death or disability. The Executive Retention Agreements also provided for the obligations of the executives and the Company post-termination of employment, including severance payments, bonus, benefits, acceleration of vesting and termination of restriction periods with regard to long term stock incentives (to the extent allowed by law and the plans they are granted thereunder) and non-competition and non-solicitation provisions.

As Messrs. Irwin or Holland stayed through the initial terms of their respective Executive Retention Agreements, they were entitled to full vesting of long term stock incentives, all contributions made by the Company for the account of the executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses which contain vesting or exercisability provisions or restriction periods conditioned upon or subject to the continued employment of the executive, became fully vested and exercisable and any restriction periods terminated to the extent allowed by law and the terms of any plans and arrangements governing same.  In addition, for so long as allowed by such plans the Company shall continue the participation of the executive at executive’s expense in all life, accident, disability, medical, dental and all other health plans maintained by the Company for its senior executives.

The executive agreements for Messrs. Irwin and Holland only addressed the terms of employment and compensation in the event of a termination of employment in connection with a change-in-control of the Company and not as a result of termination unrelated to such change-in-control and were intended to provide an appropriate retention incentive while balancing the value to the Company of such retention during a change-in-control transition period.  The post change-in-control employment period was two years and six months for Mr. Irwin and one year and six months for Mr. Holland, commencing on the date of the change-in-control, which must have occurred during the term of the executive agreement, but otherwise, their executive agreements were substantially similar.  Benefits relating to termination of employment in a post change-in-control employment period payable to Messrs. Irwin and Holland pursuant to their Executive Agreements were considered as part of their overall compensation packages and taken into account when negotiating the terms of their Executive Retention Agreements.

Other than the Retention Plan, the Executive Agreements, the executive agreements of Messrs. Irwin, Holland and Quintero, the Executive Retention Agreements and the Employment Agreement with Mr. Saltiel, there were no severance agreements or other similar arrangements with our executive officers during fiscal year 2010, and as of the date of this Proxy Statement, only the Retention Plan, the Executive Agreements of Messrs. Mey and Kelley, and the Employment Agreement with Mr. Saltiel are currently in effect.  For further information regarding our severance and change-in-control arrangements see “Potential Payments upon Termination or Change-In-Control” on page 54 of this proxy.

Perquisites.  The Company provides each of our executive officers the benefit of membership to a designated luncheon and exercise facility, subject to their personal election.

Benefits.  The executive officers are eligible to participate in the Company’s other benefit plans on the same terms as other employees, except for (1) an increase in medical and life insurance benefits provided by the Company to the named executive officers and (2) participation, along with other executive officers and certain senior management personnel, in the non-qualified Benefits Equalization Plan, a program that allows for tax-deferred contributions in excess of the allowable amounts permitted under our normal retirement savings plan, or 401(k) plan.

The 401(k) plan is a defined contribution plan qualified under the applicable provisions of the Code and employee contributions are matched by the Company up to 10% of the first 5% of salary contributed by the employee.

The benefits provided through elective participation in the Benefits Equalization Plan are secured through a Rabbi Trust in line with the provisions of the plan and all vested amounts must be withdrawn in a participant’s elective period not to exceed ten years commencing six months after termination of employment.

The increased medical and life insurance benefits offered to our executive officers respond to competitive considerations and to the importance of each of them to our long term success.

ANALYSIS AND DISCUSSION

In determining executive compensation for fiscal year 2010, as noted above, the Compensation Committee relied upon:

•	the evaluation of fiscal year results against approved Company goals and metrics and assessment of individual performance;
•	competitive peer group and metrics peer group information furnished by L&A;
•	consideration of the elements of our compensation package and their mix in the value of total direct compensation; and
•	Compensation Committee discretion, as appropriate.

Discretionary Annual Incentive Bonus

Relative to the performance measures applied across the organization in fiscal year 2010 and which were considered for annual incentive bonus determinations, the following steps were generally followed:

Step 1:  Approval of Company Goals and Metrics.

Recommendations were made by the President and Chief Executive Officer at the beginning of fiscal year 2010 for the Company’s goals and metrics, and these recommendations were subsequently reviewed as appropriate and endorsed by the Compensation Committee. The approved goals and metrics underscore our continued commitment to safety leadership, to drive operational performance in line with customers’ expectations and to deliver financial performance that compares favorably with that of our metrics peer group over time.  For each performance measure, the Compensation Committee established appropriate metrics and specific targets for those metrics as shown below and each metric was associated with a minimum threshold level, a target level and a stretch level of possible achievement.  Each performance measure also was assigned a weight to reflect the priorities adopted by the Compensation Committee to balance the focus on achieving our goals while continuing to operate our fleet at the highest standards.

PERFORMANCE MEASURES	METRICS	FISCAL YEAR 2010			WEIGHT
		Threshold	Target	Stretch
Safety, Health, Environment and Security	The number and severity of safety, operational and/or security incidents, with primary focus on recordable incidents measured against the industry benchmark of geographically-weighted offshore Total Recordable Incident Rate (“TRIR” ) and on year-to-year trends	TRIR 0.92	TRIR 0.78	TRIR 0.64	25%
	EBITDA – Pro-forma earnings before Interest, Taxes, Depreciation and Amortization (in Millions)	$295	$369	$406	25%
Financial Performance	Return on Equity (“ROE”)	17%	21%	24%	10%
	Comparative financial results against our metrics peer group, with primary focus on ROE, Operating Margins, Income Tax Rate and Stock Price Performance	3rd Quarter	2nd Quarter	1st Quarter	15%
Operational Performance	Total Downtime (“TD”) as percentage of total operational hours of working rigs	TD < 3.0	TD 2.0%	TD < 1.0	10%
Individual Objectives	As approved by the Compensation Committee, including recommendations from the President and Chief Executive Officer relative to individual objectives for other executive officers				15%

For benchmark comparison purposes in fiscal year 2010, the Compensation Committee evaluated the above measures for financial performance against the following “metrics peer group”: Diamond Offshore Drilling, Inc.; ENSCO International, Inc.; Noble Corporation; Pride International, Inc.; Rowan Companies, Inc.; and Transocean, Ltd.  The Compensation Committee believes that each of these companies is associated with revenue levels that may be significantly higher than the Company’s, as well as with substantially larger rig fleets and with greater market capitalization.  However, the Compensation Committee has considered the fundamental features of their rig operations, safety focus, client services, competitive conditions and financial drivers as providing adequate and consistent references to select them as valid comparators for the purpose of evaluating comparative financial performance.

In connection with the establishment of the above measures and after consideration of information provided by L&A regarding competitive incentive targets and the Compensation Committee’s own determination of appropriate incentives levels to encourage achievement of such measures, the Compensation Committee established bonus target multipliers of calendar year base salary tied to achievement of the threshold, target or stretch level.  Calendar year base salary was used for administrative ease as that is the amount generally used for determination of bonuses for our employees and payroll is based upon a calendar year.

The multipliers for the named executive officers are as follows:

MULTIPLIER OF 2010 CALENDAR YEAR BASE SALARY FOR EACH NAMED EXECUTIVE OFFICER(1)
Metrics Achievement Level	Robert J. Saltiel (2)	John R. Irwin (3)	Mark L. Mey (4)	James M. Holland (3)	Glen P. Kelley	Alan Quintero (5)	Ronnie L. Hall (5)
Threshold	20%	20%	---	15%	10%	10%	10%
Target	85%	85%	---	65%	65%	55%	45%
Stretch	175%	175%	---	150%	150%	125%	110%

(1)	2010 Calendar year base salaries for each of the named executive officers who were employed in fiscal year 2010 are as follows:

Robert J. Saltiel	$650,000
John R. Irwin	$524,200
Mark L. Mey	$400,000
James M. Holland	$309,300
Glen P. Kelley	$298,100
Alan Quintero	$285,300
Ronnie L. Hall	$254,500

(2)	Mr. Saltiel’s employment agreement provides for a threshold bonus opportunity of 20%, but in no event less than 20% of Mr. Saltiel’s base salary.
(3)
Messrs. Irwin and Holland were eligible for consideration for annual bonus for fiscal year 2010 or a portion thereof, as appropriate, pursuant to their Executive Retention Agreements and providing for payment on the same basis as other Company senior executive officers.

(4)
The terms of employment for Mr. Mey provide for eligibility for annual cash incentive commencing with fiscal year 2011, which fiscal year began October 1, 2010 and ends September 30, 2011, consistent with award determinations for other senior executive officers.  A special one-time discretionary cash award of $60,000 was granted to Mr. Mey in recognition of individual contributions to the successful completion of fiscal year 2010, but which was not tied to any specific performance metrics.

(5)
The employment of Messrs. Quintero and Hall were separately terminated with the Company following completion of fiscal year 2010.  They were each eligible for annual discretionary cash incentive for fiscal year 2010 performance.

In setting multipliers, the Compensation Committee believes that a multiple greater than 100% was appropriate for our named executive officers, with the more senior the named executive officer, the higher the multiple in keeping with the Compensation Committee’s belief that the more senior the named executive officer, the greater portion of total compensation should be at risk.  For each particular metric calculation, the Compensation Committee determined whether the Company had met the threshold, target or stretch level and then used the multiplier of calendar year base salary for each executive officer, based upon the level achieved.  For example, in the case of Mr. Saltiel, if a metric measure weighted at 25% was met at the stretch level, then, 25% of the calculation of the metrics-based portion of his bonus would be based upon 175% of his 2010 base salary.

In the case where a metric was in between achievement levels, the Compensation Committee made an incremental adjustment.  For example, where the target level was exceeded, but the stretch level was not obtained, the difference between the two levels was calculated as a percentage and multiplied by the difference in the multiplier of base salary between the two levels.  That additional amount was added to the bonus amount determined for achievement of the target level.  For example, in the case of Mr. Saltiel, if a metric measure exceeded the target by 10% of the difference between the target and the stretch levels, the overall incremental amount above the calculation for achievement of the target would be 9% calculated as 10% multiplied by 90 (175 less 85).

Step 2: Evaluation of Performance Results Relative to Company Approved Goals and Metrics.

The Compensation Committee established targets for the approved strategic performance metrics and reviewed the Company’s overall performance against those targets as follows:

Safety, Health, Environment and Security

Total Recordable Incident Rate.  Our target TRIR for fiscal year 2010, which represents the industry benchmark measure of workplace injuries, was set at 0.78 which was better than the average reported in fiscal year 2009 by the International Association of Drilling Contractors (“IADC”) and full achievement of this target was assigned an overall weight of 25%.  We concluded the fiscal year with a total recordable incident rate of 0.8, which did not meet our target, but was an improvement of 13% over the results of fiscal year 2009. Indeed, fiscal year 2010 was the safest year for rig operations in our history, and the Company outperformed the industry average on this measure. Most importantly, we experienced no fatalities or life-altering injuries on our rigs.  By increasing focus on proper task planning and improved hazard identification, further improvements were made to Atwood's historically strong safety performance. However, as the TRIR achieved was below target by 2 basis points (14% of the difference between target and threshold TRIR values) the specific target bonus amount attributable to this metric was paid at 86% of what would have been paid to each executive officer had the target been achieved in full, in line with the calculation method discussed above.

Financial Performance

EBITDA. The EBITDA target for fiscal year 2010 was $369 million with an overall weight of 25% assigned to full achievement of this target.  We achieved actual EBITDA of $362 million, or $7 million less than budget, representing 9% of the difference between the threshold and target amounts set for this metric. Atwood exceeded the EBITDA results achieved in the previous fiscal year by over 9% and for the fifth consecutive year, we achieved record financial results for revenues and net income.  Our fiscal year 2010 revenues of $651 million represented an 11% increase over fiscal year 2009, while net income of $257 million, or $3.95 per diluted share, improved by 2% over fiscal year 2009.  These financial results were enabled by high revenue recognition across our fleet, as our operations teams provided reliable service to our clients without incurring major downtime events. As the EBITDA achieved was below the approved target amount, the Compensation Committee approved payment of  the portion of the annual bonus attributable to this measure at 91% of what would have been paid had the target been achieved in full,  in line with the calculation method discussed above for each executive officer.

Return on Equity.  Having considered competitive conditions, the overall economic environment, the financial commitments made by the Company relative to the new-build projects and other factors, the ROE target of 21% set for fiscal year 2010 was intended to maintain a positive level of performance relative to the previous year.  Achievement of this target was given an overall weight of 10%.  We posted actual ROE of 21% for fiscal year 2010, which was at the approved target.  As ROE achieved at the target amount, the specific target bonus amount attributable to this metric was paid in full and in line with the calculation method discussed above for each executive officer.

Comparative Financial Results.  For fiscal year 2010, the Compensation Committee selected ROE, operating margins, income tax rate and stock price performance for the purpose of comparing the Company with our metrics peer group.  The overall target was set at a level reflecting the performance of the second quarter of the metrics peer group.  An aggregate weight of 15% was assigned to full achievement of this target.  Actual fiscal year 2010 results compared against our metrics peer group were as follows: we achieved ROE of 21% and ranked #2 of 7 companies; we posted a negative stock price change of 13.7% and ranked #5 of 7 companies; we posted a 20.7% actual income tax rate and ranked #5 of 7 companies; and we achieved operating margins of 61.8% and ranked #2 of 7 companies.  The Compensation Committee reviewed the combined comparative financial results and, based upon achievement of two of the components of this metric at #2 of 7 companies and two of the components at #5 of 7 companies, representing an overall  result  better than threshold and slightly less than target values,  authorized payment of the bonus amount attributable to this metric at 85% of what would have been paid had the target been achieved in full, in line with the calculation method discussed above for each executive officer.

Operational Performance

Rig Downtime.  Rig downtime is measured generally in terms of the combined number of operating hours paid at repair and at zero rate of working rigs, excluding periods involving planned maintenance, operational incidents, inspections and certain other periods not within management’s control, as a proportion of total operational hours for the fiscal year.  Certain customers have established downtime standards of approximately 2% for bottom-supported rigs and of approximately 4% for floating rigs.  We have a mix of bottom-supported and floating rigs.  The Compensation Committee set a downtime target of 2.0% for the overall fleet and assigned a weight of 10% to full achievement of this target.  We achieved 3.55% downtime of total operational hours, a negative difference of 155 basis points, representing a level of performance below threshold and a significant increase from the 1.83% downtime recorded in fiscal year 2009.  The Compensation Committee gave consideration to the impact of the Macondo incident on overall fleet downtime and determined that exclusion of this impact would have yielded downtime results at the threshold level of 3.0%, since a portion of posted downtime was attributable to Macondo-related increased equipment maintenance, enhanced operational integrity measures and additional quality assurance procedures. Based on these considerations, the Compensation Committee authorized the payment to the executive officers for the bonus amount attributable to this metric at the threshold level.

Company Results

FY2010 Corporate Goals and Metrics	Weight	Level Achieved	Adjusted Weight
Total Recordable Incident Rate	25%	86%	22%
EBITDA	25%	91%	23%
Return on Equity	10%	100%	10%
Comparative Financial Performance	15%	85%	13%
Rig Downtime	10%	10%	1%

The remaining 15% is based upon individual objectives particular to each executive officer.  See page 36 of the proxy statement for more information about weighting of individual objectives.

At the end of fiscal year 2010, the Compensation Committee completed its evaluation of our results and the weighing of metrics discussed above to ensure that the formula-driven incentive bonus determinations intended to reward performance and contributions of our executive officers were appropriate and commensurate with the accomplishments posted.  In addition, the Compensation Committee reviewed the market survey information provided by L&A to ensure that the incentive bonus amounts resulting from this evaluation fully support our compensation philosophy and are closely aligned with shareholder interests.

The Compensation Committee believes that, in fiscal year 2010, Atwood maintained a strong level of credibility with the financial community, achieving positive financial results.  We remained focused on the delivery of the objectives set for the year, while responding to heightened expectations of rigorous execution in a volatile operating environment, especially in light of the Macondo incident.  Notable fiscal year 2010 achievements included:

•	We achieved the lowest ever injury incident rate without suffering a fatality and achieved our 5th consecutive year of record revenue and earnings.
•	We maintained our strategic focus on high equipment utilization, while generating cash to satisfy current and future obligations.
•	We continued to make progress on management succession and attracted to the organization a number of key professionals who brought new skills and execution capabilities.
•
We continued to make good progress on the two ultra-deepwater semisubmersibles under construction in Singapore, the Atwood Osprey and the Atwood Condor, which will be our tenth and eleventh drilling units upon their expected delivery during the second quarter of fiscal year 2011 and third quarter of fiscal year 2012, respectively.

•
We negotiated turnkey construction agreements for the construction of two Pacific Class 400 jack-up drilling units, which will be our twelfth and thirteenth drilling units upon their expected delivery September 30 and December 31, 2012, respectively.

•
We gained important contract extensions on four of our rigs in a very difficult environment.  We performed operations for 17 customers and revenues from 3 different customers amounted to 10% or more of our revenues.

•
We implemented new Minimum Operating Standards throughout the rig fleet, inspecting, testing and certifying our well control equipment to higher standards, adopting new drilling procedures to minimize potential risks in our well control plans and increased our investment in training to enhance response capabilities with respect to any potential operational or safety incidents.

•	We were ranked #72 in Fortune’s 100 Fastest Growing Companies in America and #39 in Forbes’ 100 Best Small Companies.

The incentive bonus amounts awarded to each named executive officer for the formula-based portion of the bonus (excluding the individual objectives which are discussed below) are as follows:

Robert J. Saltiel	John R. Irwin	Mark L. Mey (1)	James M. Holland	Glen P. Kelley	Alan Quintero	Ronnie L. Hall
$187,850	$151,494	$60,000	$68,355	$65,880	$53,351	$38,939

(1)
A special one-time discretionary cash award of $60,000 was granted to Mr. Mey in recognition of individual contributions to the successful completion of fiscal year 2010.  This award was not tied to any specific metrics criteria.

See below for information regarding the individual performance and related bonus determinations.

Step 3: Review of Fiscal Year 2010 Individual Performance.

At the beginning of fiscal year 2010, Mr. Irwin, then President and Chief Executive Officer, made recommendations to the Compensation Committee relative to the individual objectives for each executive officer other than himself, based upon the responsibilities assigned to each executive.  These objectives guided the actions and initiatives taken by the executive officers to benefit our long-term goals and included both objective factors such as the executive officer’s role in achieving the goals and metrics considered in the formula-based portion of the bonus discussed above and discretionary factors such as executive development and succession, employee satisfaction, and reputation among customers.  Upon employment of Robert J. Saltiel as President and Chief Executive Officer, the Compensation Committee set his individual objectives for fiscal year 2010.  The full achievement of individual objectives was given a weight of 15% with regard to the formula-based portion of the incentive bonus and a weight of 50% with regard to the discretionary portion of the incentive bonus.

Executive Officer	Weight of FY2010 Formula-Based Individual Objectives	Absolute Level Achieved (1)	Adjusted Weight (2)	Level Achieved Relative to Target (3)
Robert J. Saltiel	15.0%	110.0%	16.5%	129.4%
John R. Irwin	15.0%	75.0%	11.3%	88.2%
Mark L. Mey (4)	--	--	--	--
James M. Holland	15.0%	107.5%	16.1%	165,4%
Glen P. Kelley	15.0%	88.3%	13.2%	135.8%
Alan Quintero	15.0%	58.6%	8.8%	106.5%
Ronnie L. Hall	15.0%	69.0%	10.4%	153.3%

(1)	The Absolute Level Achieved reflects the overall assessement of individual performance results measured against agreed-upon FY2010 Individual Objectives.

(2)	The Adjusted Weight results from multiplying the Weight of FY2010 Formula-Based Individual Objectives by the Absolute Level Achieved.

(3)	The Level Achieved Relative to Target results from dividing the Absolute Level Achieved by the Target Multiplier of 2010 Calendar Year Base Salary for Each Executive Officer, as shown on page 32 of this proxy.

(4)	Mr. Mey joined the Company in August 2010, and consequently, no specific metrics were set for him for fiscal year 2010.

See below “Chief Executive Officer Compensation” for a discussion of fiscal year 2010 compensation with respect to Messrs. Saltiel and Irwin.

Mr. Mey

Mr. Mey joined the Company in August 2010 as Senior Vice President and Chief Financial Officer, as successor to Mr. Holland.  In his capacity as Chief Financial Officer and Senior Vice President, Mr. Mey is primarily responsible for financial matters such as establishing cash flow and earnings estimates, and maintaining internal financial controls and other associated matters with significant impact on our ability to meet financial, taxation, reporting and compliance targets, requirements, and commitments.  The terms of employment for Mr. Mey provide for eligibility for annual cash incentive commencing with fiscal year 2011, which fiscal year began October 1, 2010 and ends September 30, 2011, consistent with award determinations for other senior executive officers.  A special one-time discretionary cash award of $60,000 was granted to Mr. Mey in recognition of individual contributions to the successful completion of fiscal year 2010, but which was not tied to specific performance metrics.

Mr. Holland

In his capacity as Chief Financial Officer and Senior Vice President, Mr. Holland was primarily responsible for financial matters such as establishing cash flow and earnings estimates, and maintaining internal financial controls and other associated matters with significant impact on our ability to meet financial, taxation, reporting and compliance targets, requirements, and commitments.  Individual objectives applicable to him for fiscal year 2010 included:

1.	efficiently and effectively managing the Company’s cash position, debt and banking relationships;
2.	effectively managing receivables;
3.	representing the Company to the investment community in a positive manner; and
4.	ensuring an effective transition in connection with Mr. Holland’s retirement and the hiring of his successor.

Mr. Holland enabled the delivery of significant shareholder value by assisting the Company in meeting its financial targets and by successfully representing the Company to the investment community. The Company’s cash position, debt and banking relationships remained strong throughout the fiscal year. Mr. Holland managed the transition of his duties and responsibilities excellently and assisted with on-boarding of his successor, Mr. Mark L. Mey, as Senior Vice President and Chief Financial Officer.  For the Individual Objectives metric in the formula-based portion of the bonus, the Compensation Committee determined Mr. Holland should receive 165.4% of his target bonus amount attributable to this metric. The combined effect of achieving less than full target on components of the corporate goals and metrics resulted in a net reduction of $15,958 from the full target formulaic component of his total annual bonus, which includes adjustment for achievement of full target on Return on Equity and also includes an increase attributable to better-than-expected overall performance against the Individual Objectives portion of the bonus.

In consideration of overall Company results and other relevant factors, the Compensation Committee determined Mr. Holland should receive 165% of the target discretionary portion of his bonus.  The Compensation Committee reviewed Mr. Holland’s performance and the input received from Mr. Saltiel and positioned Mr. Holland’s total bonus at a combined multiple of 1.24 times his target amount.  The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, a total annual incentive bonus to Mr. Holland of $250,000 for fiscal year 2010 performance, including both the formula-based portion and the discretionary portion of the bonus determination.  Additionally, and pursuant to Mr. Holland’s Executive Retention Agreement, he was entitled to a pro rata portion of annual incentive bonus for fiscal year 2011 performance.  Given Mr. Holland’s impending retirement from the Company, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, a pro rata incentive bonus to Mr. Holland of $62,500 for partial fiscal year 2011 based upon his fiscal year 2010 performance.  Mr. Holland retired as Senior Vice President and Chief Financial Officer in August 2010 and his employment was terminated with the Company in December 2010.

Mr. Kelley

Mr. Kelley, Senior Vice President, Marketing and Business Development, is primarily responsible for contractual and marketing matters that affect operational targets including rig utilization and operating margin.  His individual objectives for fiscal year 2010 included:

1.	ensuring successful contract results for the Atwood Southern Cross, Atwood Falcon, Atwood Eagle, Vicksburg, Atwood Beacon, Atwood Aurora, Richmond, and Seahawk;
2.	actively marketing the Atwood Condor, under construction, to obtain a long contract commitment;
3.	maintaining a positive reputation for the Company with clients and other stakeholders;
4.	satisfying all expectations relative to global client relationships, contracts and marketing efforts;
5.	evaluating opportunities for single or multiple rig acquisitions of potential interest and viability, and make recommendations as appropriate; and
6.	continuing to strengthen the capabilities of the marketing and business development team.

Mr. Kelley was instrumental in the successful contracting of the Atwood Beacon, Atwood Falcon, Atwood Eagle and Vicksburg. On the other hand, the Atwood Southern Cross, Richmond and Seahawk were idled, in part due to the negative impact of the Macondo incident on relevant segments of the market.  Mr. Kelley exceeded expectations relative to maintaining good relations with clients, insurers, agents and brokers, and also exceeded expectations on maintaining a positive reputation for the Company with clients and other stakeholders. He will continue efforts to market the Atwood Condor in various regions of the world.  As the Company continues to attract new talent, Mr. Kelley’s role has been strengthened with added capabilities that will benefit the marketing team and the Company.  Mr. Kelley assisted with the evaluation of growth projects, including new construction and asset acquisitions of potential interest. For the Individual Objectives metric in the formula-based portion of the bonus, the Compensation Committee determined Mr. Kelley should receive 135.8% of his target bonus amount attributable to this metric.  The combined effect of achieving less than full target on the corporate goals and metrics, resulted in a net reduction of $18,170 from the full 50% formulaic component of the total annual bonus, which includes adjustment for achievement of full target on Return on Equity and also includes an increase attributable to better-than-expected overall performance against the Individual Objectives portion of the bonus.

The Compensation Committee reviewed Mr. Kelley’s performance and the input received from Mr. Saltiel and positioned Mr. Kelley’s bonus at a combined multiple of 1.14 times his target amount.  The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, a total annual incentive bonus to Mr. Kelley of $220,600, which includes both the formula-based portion and the discretionary portion of the bonus, which latter portion was paid at 146% of his target for this component of his bonus, in consideration of overall company results and other relevant factors.

Mr. Quintero

Mr. Quintero’s individual objectives for fiscal year 2010, in his capacity as Senior Vice President, Operations, included:

1.	effectively executing the Atwood Osprey and Atwood Condor projects as scheduled;
2.	developing a strategy and action plans for the expansion of the Company’s ultra-deepwater capabilities
3.	improving TRIR performance from previous year results;
4.	ensuring effective implementation of personnel changes and preparedness for succession in the Operations group;
5.	improving equipment performance and downtime results; developing future business growth opportunities for the Company beyond the Atwood Osprey and Atwood Condor projects; and
6.	maintaining a positive reputation for the Company with clients and other stakeholders.

Mr. Quintero implemented improvements in project management and both the Atwood Osprey and the Atwood Condor remain on schedule for delivery as planned.  The manning plan for both ultra deepwater rigs was completed and Osprey University training was delivered to the appropriate rig personnel. He coordinated the implementation of safety assessment tools and increased significantly the level of compliance with the safety training matrix, which contributed to strengthen safety practices and prevention. Mr. Quintero led the implementation of minimum operating standards for our rigs, including procedures for the safe and efficient operation and performance of drilling equipment and an operations accountability scorecard for rig managers.  New professionals were hired to increase deepwater delivery capabilities.  Mr. Quintero exceeded expectations relative to workforce planning and alignment of rig manning and employee development activities to ensure positive morale and talent attraction and retention. Relative to overall rig downtime, Mr. Quintero’s efforts did not achieve the results expected, as our fleet did not meet its target performance. Mr. Quintero maintained open and effective relationships with representatives of current clients and participated in industry events in representation of the Company. His activities aimed at developing new business opportunities for the Atwood Condor did not achieve the desired results.  For the Individual Objectives metric in the formula-based portion of the bonus, the Compensation Committee determined Mr. Quintero should receive 106.5% of his target bonus amount attributable to this metric. The combined effect of achieving less than full target on components of the corporate goals and metrics resulted in a net reduction of $18,210 from the full formulaic component of the total bonus in the determination of Mr. Quintero’s annual bonus, which includes adjustment for achievement of full target on Return on Equity and also includes an increase attributable to better-than-expected overall performance against the Individual Objectives portion of the bonus.

The Compensation Committee determined Mr. Quintero should receive 153% of his target discretionary portion of his bonus, based on overall Company results and other relevant factors.  Upon review of Mr. Quintero’s performance and the input received from Mr. Saltiel, the Compensation Committee positioned Mr. Quintero’s bonus at a combined multiple of 1.15 times his target amount.  The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, a total annual incentive bonus to Mr. Quintero of $180,000, including both the formula-based portion and the discretionary portion of the bonus determination.  Mr. Quintero’s employment with the Company was terminated in November 2010.

Mr. Hall

Mr. Hall, in his position as Vice President, Operations, provided leadership to fleet operations, ensuring the successful attainment of approved safety, financial, rig utilization and personnel related objectives and targets.  His individual objectives for fiscal year 2010 included:

1.	acting as the champion for safe operations and achieving TRIR at target level or better;
2.	ensuring achievement of minimum downtime and zero operational incidents and maintaining overall downtime rate of 2.5% or better;
3.	filling key positions in rig operations and operations support and achieving measurable progress on succession and building bench strength throughout the field operations organization;
4.	achieving overall fleet financial results relative to operational and manning costs;
5.	driving operational excellence to achieve positive feedback on rig performance and personnel from key clients; and
6.	maintaining a positive reputation for the Company with clients and other stakeholders.

Mr. Hall’s efforts to champion safety led to achievement of a fleet TRIR of 0.80, a 13% improvement over the prior fiscal year, but the Company did not quite meet its target.  Similarly, although the fleet generally avoided major downtime incidents, the Company did not achieve its target rig downtime rate. Mr. Hall made progress towards filling key positions in operations and operations support.  A major initiative launched under Mr. Hall’s sponsorship to deliver a customized supervisory development program, continued to be implemented across the rig fleet. This program received positive feedback from rig crews and also from key individuals representing clients who participated and/or contributed to the rollout of the program. Mr. Hall made significant contributions to the progress made by the Company towards the successful completion and delivery of the Atwood Osprey. The ongoing feedback received from clients with respect to the operation of the rigs and the timely, cost effective completion of drilling activities by our fleet, continued to be generally positive and encouraging.  For the Individual Objectives metric in the formula-based portion of the bonus, the Compensation Committee determined that Mr. Hall should receive 153.3% of his target bonus amount attributable to this metric. The combined effect of achieving less than full target on components of the corporate goals and metrics resulted in a net reduction of $12,397 in the determination of Mr. Hall’s annual bonus, which includes adjustment for achievement of full target on Return on Equity component and also includes an increase attributable to better-than-expected overall performance against the Individual Objectives portion of the bonus.

The Compensation Committee considered the overall Company results and other relevant factors and determined Mr. Hall should receive 166% of his target discretionary portion of his bonus.  Upon review of Mr. Hall’s performance and the input received from Mr. Saltiel, the Compensation Committee positioned Mr. Hall’s bonus at a combined multiple of 1.22 times his target amount.  The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, a total annual incentive bonus to Mr. Hall of $140,000, including both the formula-based portion and the discretionary portion of the bonus.  Mr. Hall retired in December 2010 and terminated his employment with the Company.

The following table sets forth the total fiscal year 2010 bonus amounts for each named executive officer based upon the formula-based portion, broken down into Company-wide goals and metrics versus individual objectives, and the discretionary portion of the bonus.

With respect to evaluating individual executive officer results for the discretionary portion of the incentive bonus, and in line with the approach adopted by the Compensation Committee, we gave consideration to a broader set of relevant factors such as overall Company results, industry environment, the degree of difficulty in achieving distinctive performance, talent retention, our reputation within the industry and among our customers, the degree of responsibility and position each executive officer holds within the Company, time in position and individual career potential.

COMPONENTS OF THE ANNUAL INCENTIVE BONUS
	Formula-based Component
Executive Officer	Company-wide Goals and Metrics	Individual Objectives	Discretionary Component	Total Bonus Amount
Robert J. Saltiel	$187,850	$45,581	$351,569	$585,000
John R. Irwin	$151,494	$25,063	$269,043	$445,600
Mark L. Mey	--	--	$60,000	$60,000(1)
James M. Holland	$68,355	$16,210	$165,435	$250,000(2)
Glen P. Kelley	$65,880	$12,832	$141,888	$220,600
Alan Quintero	$53,351	$6,897	$119,752	$180,000
Ronnie L. Hall	$38,939	$5,926	$95,135	$140,000

(1)	This amount is not tied to specific metrics criteria and was purely discretionary.
(2)	This amount is for fiscal year 2010. Mr. Holland also received $62,500 for his partial fiscal year 2011 based upon fiscal year 2010 performance.

Step 4: Fiscal Year 2010 Incentive Bonus Determinations.

To arrive at the formula-based portion of the bonus amounts, the value achieved by the Company on each metric as a proportion of target was multiplied by the weight factor and the resulting figure was used as a multiplier applied to 50% of the bonus target established for each individual executive officer.  The final formula-based portion of the bonus resulting from the evaluation of the Company’s results and individual objectives was generally in the range of 0.38 to 0.42 times the bonus target.  The discretionary portion based upon subjective measures, as discussed further below, for each individual named executive officer, ranged from a minimum multiple of 0.60 times the bonus target to a maximum multiple of 0.83 times the bonus target.  The discretionary portion of the incentive bonus is not tied to the multipliers in the formula-based portion of the incentive bonus.

Name	Formula-Based Portion As Multiple of Target	Discretionary Portion As Multiple of Target	Bonus as Multiple of Target
Robert J. Saltiel	0.42	0.64	1.06
John R. Irwin	0.40	0.60	1.00
Mark L. Mey	--	--	--
James M. Holland	0.42	0.82	1.24
Glen P. Kelley	0.41	0.73	1.14
Alan Quintero	0.38	0.77	1.15
Ronnie L. Hall	0.39	0.83	1.22

By adding the formula-based portion and the discretionary-based portion, the final multiple of target was determined, and incentive bonus awards ranged from a multiple of 1.00 times the bonus target to a multiple of 1.24 times the bonus target (rounded to the nearest $ thousand) as follows:

Name	Title	Incentive Bonus Awarded in December 2010	Bonus as Multiple of Target
Robert J. Saltiel	President and Chief Executive Officer	$585,000	1.06
John R. Irwin	President and Chief Executive Officer	$445,600	1.00
Mark L. Mey	Senior Vice President and Chief Financial Officer	$60,000(1)	--
James M. Holland	Senior Vice President and Chief Financial Officer	$250,000(2)	1.24
Glen P. Kelley	Senior Vice President Marketing and Administration	$220,600	1.14
Alan Quintero	Senior Vice President Operations	$180,000	1.15
Ronnie L. Hall	Vice President Operations	$140,000	1.22

(1)	This amount is not tied to specific metrics criteria and was purely discretionary.
(2)	This amount is for fiscal year 2010. Mr. Holland also received $62,500 for his partial fiscal year 2011 based upon fiscal year 2010 performance.

The amount and relative percentages for the formula-based and discretionary portions of the total incentive bonus for each of the named executive officers for fiscal year 2010 are as follows:

COMPONENTS OF THE ANNUAL INCENTIVE BONUS
Executive Officer	Formula-based Component		Discretionary Component		Bonus Amount
Robert J. Saltiel	$233,431	40%	$351,569	60%	$585,000
John R. Irwin	$176,557	40%	$269,043	60%	$445,600
Mark L. Mey	--	--	$60,000	100%	$60,000
James M. Holland	$84,565	34%	$165,435	66%	$250,000(1)
Glen P. Kelley	$78,712	36%	$141,888	64%	$220,600
Alan Quintero	$60,248	33%	$119,720	67%	$180,000
Ronnie L. Hall	$44,865	32%	$95,135	68%	$140,000

(1)	This amount is for fiscal year 2010. Mr. Holland also received $62,500 for his partial fiscal year 2011 based upon fiscal year 2010 performance.

Step 5.  Alignment with Competitive Market Norms.

The Compensation Committee’s incentive bonus recommendations were endorsed by L&A based upon its review of relevant competitive information, including analysis of incentive and performance-related bonus amounts paid by our peer group for comparable jobs at the 50th percentile level and of the proportion represented by bonus amounts in the total direct compensation for each benchmarked job.  The bonus amounts recommended by the Compensation Committee are generally aligned with competitive market data and the proportion represented by the bonus amounts as a percentage of the total direct compensation remains within the overall competitive range.  The Compensation Committee believes that the recommended fiscal year 2010 incentive bonus awards support the objectives of our compensation program.

Long-Term Stock Incentive Awards

The Compensation Committee also awarded restricted stock and stock options to our named executive officers in line with competitive market norms based upon their fiscal year 2010 performance.  These awards were primarily designed to tie a portion of each named executive officer’s compensation to long-term future performance of the Company and to support the philosophy adopted by the Compensation Committee.  The grants were made using as a reference the competitive values provided by L&A, making the overall value of total direct compensation for benchmark jobs comparable to those held by named executive officers in our peer group. The Compensation Committee set the individual grant values to reflect (a) the level of responsibility of each named executive officer and his potential impact on long-term success of the business, (b) the intent to encourage distinctive levels of long-term performance and contributions, (c) talent retention considerations as appropriate, and (d) time in position.  To calculate the number of shares to be granted, this dollar value was allocated to restricted stock and stock options on a one-to-one ratio.  The number of shares of restricted stock was obtained by dividing an amount equal to 50% of the combined dollar value of the grant by the normalized price.  The number of shares underlying the stock option resulted from dividing an amount equal to 50% of the combined dollar value of the grant by the Black-Scholes value applicable to the normalized price.  Upon calculation of the total number of shares for each named executive officer, all actual grants were made with all shares priced at the fair market value on the date of grant.

We consider stock ownership by management through stock-based compensation arrangements beneficial in aligning management’s and shareholders’ interest, and the value of these awards will increase or decrease based upon the future price of our common stock.  In accordance with the 2007 Plan, restricted stock granted to the named executive officers vests 100% at the end of the third year from the date of grant, while non-qualified stock options vest 25% each year, with 100% vesting at the end of four years from the date of grant.

The Compensation Committee recommended granting long-term incentive awards to our named executive officers as follows:

Name	Shares Underlying Stock Options Awarded in December 2010	Shares of Restricted Stock Awarded in December 2010	Total Underlying Shares
Robert J. Saltiel	72,360	30,406	102,766
John R. Irwin (1)	--	--	--
Mark L. Mey (2)	4,772	2,004	6,776
James M. Holland (3)	--	--	--
Glen P. Kelley	17,540	7,372	24,912
Alan Quintero (4)	-	-	-
Ronnie L. Hall (4)	-	-	-
TOTAL	94,672	39,782	134,454

(1)
Pursuant to his Executive Retention Agreement, Mr. Irwin was eligible for long-term incentive awards based upon his employment with the Company for partial fiscal year 2010.  In light of Mr. Irwin’s retirement and termination of employment with the Company, he was paid $600,000 in lieu of receiving long-term incentive awards.

(2)
The terms of employment for Mr. Mey provide for eligibility for annual long-term incentive awards commencing with fiscal year 2011. Notwithstanding this consideration, Mr. Mey was awarded a one-time special long term incentive award as shown, in recognition of his contributions to the achievement of a successful fiscal year 2010 and to encourage long term performance.

(3)
Pursuant to his Executive Retention Agreement, Mr. Holland was eligible for long-term incentive awards based upon his employment with the Company for fiscal year 2010 and for long-term incentive awards based upon his employment with the Company for partial year fiscal year 2011.  In light of Mr. Holland’s retirement and termination of employment with the Company, he was paid $666,000 in lieu of receiving long-term incentive awards for fiscal year 2010 and $166,500 in lieu of receiving long-term incentive awards for partial fiscal year 2011.

(4)	Messrs. Quintero and Hall separately terminated employment with the Company following the completion of fiscal year 2010.

Chief Executive Officer Compensation

Mr. Saltiel

For Mr. Saltiel, in his capacity as President and Chief Executive Officer, the Compensation Committee established a number of individual objectives and initiatives for fiscal year 2010, including:

1.	execution of successful transition as President and Chief Executive Office;
2.	identify and recruit a strong successor to Mr. Holland as Senior Vice President and Chief Financial Officer;
3.	achieve maximum contract utilization of the fleet;
4.	identify potential growth opportunities for the Company, with particular focus on asset acquisition;
5.	improve cost and schedule focus of Atwood Osprey and Atwood Condor projects;
6.	increase focus on safety incident prevention while reducing overall injury frequency;
7.	improve consistency and quality of preventive maintenance;
8.	maintain Atwood’s credibility with the financial community;
9.	establish formal budget process; and
10.	limit General & Administrative (“G&A”) cost growth through office consolidation and elimination of redundant positions.

Under Mr. Saltiel’s leadership, the Company achieved the cash flow, earnings estimates and accomplished other financial expectations set by the Board of Directors for fiscal year 2010, exceeding expectations in some goals.  Mr. Saltiel completed a successful transition into his role and conducted management and Board strategy meeting and external stakeholder conferences to communicate the Company’s growth strategy. Mr. Mark L. Mey was identified and employed as Senior Vice President and Chief Financial Officer and other key roles were filled, including Marine Compliance Manager, Operations Manager for the Atwood Condor, Project Director and Director, Business Development. Mr. Saltiel led efforts to obtain contract extensions for the Atwood Eagle, Vicksburg, Atwood Beacon and Atwood Falcon, but did not secure contracts for the Richmond, Seahawk and Atwood Southern Cross, which rigs were idled.  With respect to the Atwood Condor, Mr. Saltiel coordinated activities to generate customer interest and increase the rig’s marketability. Atwood committed to build two high specification jack-up rigs for delivery in 2012 and continues to explore potential asset acquisition opportunities.  Mr. Saltiel increased significantly the resources assigned to the Singapore-based construction project team, including a dedicated Project Manager, scheduler and increased commissioning staff.  Under Mr. Saltiel’s sponsorship, a dropped objects program was implemented to improve reporting and hazard identification on the rigs and overall TRIR decreased to 0.80 in fiscal year 2010 from TRIR of 0.92 in the previous year, better than the comparable 2010 IADC rate of 0.85 and achieving a record historical safety performance for the Company’s rig fleet. Mr. Saltiel partially completed the objective of improving the consistency and quality of preventive maintenance applications. Ongoing RigMax implementation will facilitate resolution of critical maintenance items. Employee reviews were conducted in fiscal year 2010 to improve the Company’s personnel review and performance management process. Atwood’s financial performance generally met expectations. The budget process was formalized and the Company experienced a reduction in overall G&A spending through the elimination of certain activities and redundant positions.  The Compensation Committee considered all the above objectives in its subjective evaluation to determine both the formula-based portion and the discretionary portion of Mr. Saltiel’s annual bonus award. The Compensation Committee considered that, generally, and compared with the pay levels for other named executive officers, Mr. Saltiel’s total direct compensation should be set higher, commensurate with his greater responsibilities in the management of the Company and in line with his role in setting the strategic direction and corporate objectives of the business.  We considered both Mr. Saltiel’s individual performance and also the individual performance of his direct reports, including the other named executive officers, and the Compensation Committee believes that it is appropriate to hold him accountable for the performance of his direct reports in addition to his own performance.

Mr. Saltiel’s compensation is otherwise determined in the same manner as the other executive officers except that the Compensation Committee continued to place particular emphasis on the execution of an effective succession planning and transition, and gave special consideration to the development and execution of key growth initiatives   when determining Mr. Saltiel’s compensation package.  In establishing Mr. Saltiel’s base salary for calendar year 2011, the Compensation Committee assessed his base salary in light of the Company’s performance in fiscal year 2010, reviewed appropriate market information provided by L&A and evaluated the terms of his employment contract and his individual performance.

The Compensation Committee considered Mr. Saltiel’s base salary, based on the data furnished by L&A, and approved for Mr. Saltiel a salary increase to be effective on January 1, 2011, of approximately 4%.

Mr. Saltiel was awarded an annual incentive bonus set at a multiple of 1.06 times his target based on the Company’s overall performance, his individual performance and the performance of those who report directly to him.  The Compensation Committee determined that Mr. Saltiel should receive 129% of his target bonus amount attributable to the individual portion of the formula-based metrics.  The combined effect of achieving less than full target on components of the corporate goals and metrics resulted in a net reduction of $42,819 from the full target formulaic component of Mr. Saltiel’s annual bonus, which includes adjustment for achievement of full target on Return on Equity and also includes an increase attributable to better-than-expected overall performance against the Individual Objectives portion of the bonus.   The discretionary portion reflects a multiple of 127 times his target amount, reflecting the Compensation Committee’s consideration of overall Company results, the subjective assessment of Mr. Saltiel’s performance on his individual goals for fiscal year 2010 and other relevant factors.

The Compensation Committee also awarded Mr. Saltiel stock options to purchase 72,360 shares of our common stock plus a restricted stock award of 30,406 shares of our common stock.  The Compensation Committee based this award on consideration of the target award specified in the terms of his employment contract, its subjective assessment of Mr. Saltiel’s performance as President and Chief Executive Officer as well as his service as a Company director.

The total direct compensation for Mr. Saltiel as determined by the Compensation Committee was compared to appropriate benchmark information provided by L&A, resulting in a close correlation between the total estimated value of the package provided to Mr. Saltiel and comparable market data.  L&A endorsed the Compensation Committee’s recommendations relative to Mr. Saltiel’s compensation.  The Compensation Committee’s decisions with regard to Mr. Saltiel’s compensation relating to fiscal year 2010 performance and for calendar year 2011 salary were made following consideration of his employment effective December 14, 2009, or two and a half months into first quarter of fiscal year 2010 and, upon establishing that the application of a pro-rata calculation would not result in a compensation level commensurate with Mr. Saltiel’s individual performance and corporate results.

Mr. Irwin

With respect to Mr. Irwin, who, under the terms of his Executive Retention Agreement, was President and Chief Executive Office during the first quarter of fiscal year 2010 and remained active until the appointment of Mr. Saltiel in December 2009, the Compensation Committee gave consideration to key dimensions of performance, including  coordinating the development of corporate goals and metrics for the fiscal year, ensuring management continuity in support of the succession activities set by the Board of Directors and maintaining focus on the achievement of the Company’s financial, safety and operational goals.  In the first quarter of the fiscal year, the Company experienced several safety related incidents which led to increased focus on prevention activities, especially in connection with dropped objects and hazard identification. Under Mr. Irwin’s sponsorship, the construction projects involving the Atwood Osprey and the Atwood Condor were initiated and, in the first quarter of the fiscal year, continued to gain momentum with the completion of manning plans for the Atwood Osprey and addition of technical personnel to support both projects.  Mr. Irwin made significant efforts to explore business opportunities for the fleet and new-builds and maintained favorable relationships with key clients. Under the terms of his Executive Retention Agreement, Mr. Irwin continued to be available as determined by the Board of Directors until July 2010.

Following assessment of Mr. Irwin’s partial fiscal year performance and contributions, the Compensation Committee determined his compensation in the same manner as the compensation of other executive officers, with particular focus on the execution of succession planning and transition. Under the terms and the terms and conditions of his Executive Retention Agreement, Mr. Irwin was entitled to 100% of bonus for fiscal year 2010 regardless of whether he was employed by the Company at the end of such fiscal year.  The combined effect of achieving less than full target on components of the corporate goals and metrics resulted in a net reduction of $46,228 in the determination of Mr. Irwin’s annual bonus, which includes adjustment for achievement of full target on Return on Equity and also includes a reduction attributable to lower-than-expected overall performance against the Individual Objectives portion of the bonus.    The Compensation Committee set the individual portion of Mr. Irwin’s bonus amount at 88% of the target bonus amount attributable to these metrics.  The discretionary component reflects a multiple of 1.21 times his target amount, representing the Compensation Committee’s consideration of overall Company results, the subjective assessment of Mr. Irwin’s results against goals established for fiscal year 2010 and other relevant factors. Mr. Irwin was granted an annual bonus set at a multiple of 1.00 times his target, based on the Company’s overall performance, his individual results and the performance of those who reported directly to him.

Total compensation based upon fiscal year 2010 performance paid or payable to our named executive officers, excluding amounts paid solely in connection with commencement or termination of employment, is as follows:

Name	Calendar Year 2011 Base Salary	Total Bonus Paid in December 2010	Grant Date Value of Restricted Stock Award in December 2010	Grant Date Value of Stock Option Awards in December 2010	Total
Robert J. Saltiel	$676,000	$585,000	$1,137,500	$1,137,500	$3,536,000
John R. Irwin	---	$445,600	$300,000	$300,000	$1,045,600
Mark L. Mey	$400,000	$60,000	$75,000	$75,000	$610,000
James M. Holland	---	$250,000	$333,000	$333,000	$916,000
Glen P. Kelley	$310,000	$220,600	$275,750	$275,750	$1,082,500
Alan Quintero	---	$180,000	---	---	$180,000
Ronnie L. Hall	---	$140,000	---	---	$140,000

2011 Base Salaries

We set base salaries, which are a fixed portion of compensation, on a calendar year basis for administrative ease in accordance with our normal payroll practices.  When setting base salaries for calendar year 2011, which are effective January 1, 2011, notwithstanding the fact that our fiscal year 2011 began October 1, 2010, the Compensation Committee generally considered individual performance and competitive information provided by L&A.  We believe that the base salary levels set for our executive officers support the objectives of our compensation program.  Overall, salary increases for the named executive officers as a group who are currently with the Company and who were with the Company in fiscal year 2010 were set in the range of 4.0 percent as follows:

Name	Title	Calendar Year 2011 Salary	Percent Increase from FY 2010

Robert J. Saltiel	President and Chief Executive Officer	$676,000	4.0%
Mark L. Mey	Senior Vice President and Chief Financial Officer (1)	$400,000	--
Glen P. Kelley	Senior Vice President - Marketing and Business Development	$310,000	4.0%

(1)	Mr. Mey was employed effective August 11, 2010 and, under the terms of his employment, his base salary will be subject to review effective January 1, 2012.

Corporate Goals and Metrics for Fiscal Year 2011

The Compensation Committee reviewed and approved revised corporate goals and metrics recommended by Atwood management for fiscal year 2011 to increase alignment with the corporate budget process approved by the Board of Directors separately. The revised goals and metrics include:

•
Safety Performance.  This performance dimension will continue to be measured by TRIR, with a threshold measure of 0.85, a target of 0.77, and a stretch measure of 0.68 and an overall weighting of 25% for fiscal year 2011.

•
Financial Performance.  This performance dimension will be measured by Net Income versus Budget.  The approved target for fiscal year 2011 was set at $262 million with threshold and stretch measures of $241 million and $278 million respectively, with an overall weighting of 45%.  Consideration was given to Net Income primarily because it integrates a wide range of aspects with respect to managing the business. It will be the Company’s primary financial measure to replace previously used EBITDA and ROE. Additionally, the Compensation Committee considered that the previously utilized performance dimension of Operational Performance (Total Downtime) is fully integrated in the new budget process, and potential outcomes are ultimately reflected in the Net Income metric, so that Total Downtime will not be separately considered.

•
Relative Financial Performance.  This performance dimension will be measured by Stock Price Performance versus similar metric results for the metrics peer group, which will remain unchanged.  The threshold measure is a ranking in the 3rd quartile, target is a ranking of 4 of 7 or better, and the stretch measure is the 1st quartile.  This metric will have an overall weighting of 15%.

•	Individual Objectives. This performance dimension will remain unchanged and with an overall weighting of 15%.

Tax Considerations

Section 162(m) of the Code provides that certain compensation to certain executive officers in excess of $1 million annually will not be deductible for federal income purposes.  During fiscal year 2010, the compensation for Mr. Saltiel was above the $1 million threshold. Mr. Saltiel’s total compensation relating to fiscal year 2010 performance exceeded $1 million by approximately $15,000.

Performance Measures of Certain Restricted Stock Grants

Under the terms of Mr. Saltiel’s Employment Agreement,  upon commencement of employment Mr. Saltiel was granted 27,871 shares of restricted stock under the 2007 Plan, subject to four year cliff vesting, as well as performance measures, goals and milestones to be determined in good faith by Mr. Saltiel and the Compensation Committee no later than December 15, 2010. Upon commencement of employment, Mr. Mey was granted 12,500 shares of restricted stock under the 2007 Plan, also subject to four year cliff vesting, as well as performance measures, goals and milestones to be determined in good faith by Mr. Mey and the Compensation Committee no later than December 15, 2010. To establish appropriate performance measures for the shares underlying the aforementioned grants and design a sound approach to vesting conditions, the Compensation Committee gave consideration to factors relevant to the strategic direction and longer-term success of the Company and also sought expert advice from L&A, our outside compensation consultant.

The Compensation Committee established the performance measures, goals and milestones on December 8, 2010 as follows. Vesting of 50% of the shares granted to Mr. Saltiel and 100% of the shares granted to Mr. Mey will occur on a graded basis, upon achievement of certain levels of cumulative Atwood stock price performance (“SPP”) measured against the comparable performance of Diamond Offshore Drilling, Inc., Transocean Ltd., Pride International, Inc., Noble Corporation, Ensco plc, and Rowan Companies, Inc.. If Atwood’s cumulative SPP at the end of the four year performance period is ranked 1, 2, or 3, then 100% of the shares relating to this performance measure will vest. If Atwood’s cumulative SPP at the end of the four year performance period is ranked 4, then 50% of the shares relating to this performance measure will vest. If Atwood’s cumulative SPP at the end of the four year performance period is ranked 5 or 6, then 25% of the shares relating to this performance measure will vest. If Atwood’s cumulative SPP at the end of the four year performance period is ranked 7, then no shares relating to this performance measure will vest.  The determination of cumulative SPP will be based on (a) the average closing price of Atwood shares for a 9-day trading range with employment date of each executive in the middle of the range, compared to (b) the average closing price of Atwood shares for a 9-day trading range with end date of the four-year performance period in the middle of the range, with a similar determination and comparison to be made for selected industry peer companies. The determination will exclude, as appropriate, cash dividends and, to the extent possible, allow for the potential impact of corporate structure changes, mergers, consolidations, spin-offs, bankruptcy, change in trading jurisdictions and other potential events in the peer group.

The other 50% of Mr. Saltiel’s shares will vest based upon achievement of safety performance, as measured by cumulative Total Recordable Incident Rate (“TRIR”). TRIR will be measured against the comparable metric as defined and officially reported by the International Association of Drilling Contractors (“IADC”).   The determination of TRIR performance for vesting purposes will focus on achievement of the TRIR metric for each year of the four-year measurement period at a level equal or better than the TRIR reported by IADC for combined water regions of the world where Atwood drilling rigs operate.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis included in its proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation and Human Resources Committee of the Board of Directors:

George S. Dotson – Chairman of the Compensation and Human Resources Committee
Deborah A. Beck – Compensation and Human Resources Committee Member
Robert W. Burgess – Compensation and Human Resources Committee Member
Jack E. Golden – Compensation and Human Resources Committee Member
James R. Montague – Compensation and Human Resources Committee Member

December 15, 2010

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Change in Pension Values and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)

Robert J. Saltiel (1)	2010	514,600	500,000	763,900	-	-	2,200	35,800	1,816,500
President and Chief	2009	-	-	-	-	-	-	-	-
Executive Officer	2008	-	-	-	-	-	-	-	-

John R. Irwin (2)	2010	431,800	531,000	143,200	1,373,200		190,700	1,134,300	3,804,200
President and Chief	2009	498,000	531,000	488,900	501,400	-	93,800	137,500	2,250,600
Executive Officer	2008	470,930	520,000	503,000	628,700	-	(480,140)	114,210	1,756,700

Mark L. Mey	2010	56,400	-	67,000	-	-	-	3,100	126,500
Senior Vice President,	2009	-	-	-	-	-	-	-	-
Chief Financial Officer	2008	-	-	-	-	-	-	-	-

James M. Holland	2010	305,900	250,000	242,500	469,100		44,900	72,700	1,385,100
Senior Vice President,	2009	292,000	255,000	236,400	146,100	-	(37,900)	75,500	967,100
Chief Financial Officer and Secretary	2008	274,820	225,000	235,200	194,200	-	(212,080)	56,900	774,040

Glen P. Kelley	2010	295,300	210,000	190,500	161,200	-	11,600	46,200	914,800
Senior Vice President -	2009	283,200	220,000	209,600	137,500	-	10,700	74,000	935,000
Marketing and Administration	2008	268,060	194,000	224,100	194,200	-	(31,290)	51,100	900,170

Alan Quintero	2010	282,600	180,000	285,700	128,100	-	29,200	64,900	970,500
Senior Vice President -	2009	272,200	165,000	281,900	88,900	-	25,500	64,700	898,200
Operations	2008	241,330	123,000	266,300	103,900	-	(20,780)	37,800	751,550

Ronnie L. Hall	2010	252,100	130,000	217,900	97,000	-	2,500	52,700	752,200
Vice President -	2009	241,900	120,000	186,300	63,600	-	3,700	53,600	669,100
Operations	2008	216,610	75,000	160,000	68,900	-	---	31,300	551,810

(1)	Upon his employment with the Company in December 2009, Mr. Saltiel received a signing bonus of $500,000 in consideration of possible transition issues.

(2)
All Other Compensation paid during fiscal year 2010 includes termination payments of $926,300 of cash value received for restricted stock for which vesting could not be accelerated and $90,300 for accrued and unused vacation benefits.  See additional discussion regarding Mr. Irwin's  termination payments on page 53.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2010
		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or	All other option awards: number of securities underlying	Exercise or base price of option	Grant Date Value of Stock	Grant Date Value of Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units	options	awards	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#) (A)	(#) (B)	($/Sh)	($) (C)	($) (D)
Robert J. Saltiel	12/15/2009	---	---	---	---	---	---	83,612	0	0	3,000,000	0
John R. Irwin	12/3/2009	---	---	---	---	---	---	16,811	40,595	35.69	600,000	600,000
Mark L. Mey	8/11/2010	---	---	---	---	---	---	12,500	0	0	321,400	0
James M. Holland	12/3/2009	---	---	---	---	---	---	9,330	22,530	35.69	333,000	333,000
Glen P. Kelley	12/3/2009	---	---	---	---	---	---	7,453	17,997	35.69	266,000	266,000
Alan Quintero	12/3/2009	---	---	---	---	---	---	6,655	16,069	35.69	237,500	237,500
Ronnie L. Hall	12/3/2009	---	---	---	---	---	---	5,954	14,378	35.69	212,500	212,500

(A)
These restricted stock awards were made pursuant to our 2007 Long-Term Incentive Plan (the "2007 Plan") and vest at the end of three or four years from the date of grant, based on the passage of time and the continued employment of the named executive, subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company.  Messer. Saltiel and Mey received 27,871 and 12,500 shares of restricted stock, respectively, under the 2007 Plan which are tied to performance measures as set forth on page 46 herein.

(B)
The non-qualified stock options were granted for a term of ten (10) years (pursuant to our 2007 Plan), subject to earlier termination in certain events related to termination of employment.  Each option entitles the option holder to purchase one share of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.  Twenty-five percent (25%) of such options become exercisable at each of one (1) year, two (2) years, three (3) years and four (4) years, respectively, from the date of grant.  Subject to certain conditions, the exercise price may be paid by delivery of shares of Common Stock owned by the option holder prior to the option exercise, and tax withholding obligations related to exercise may be paid by offset of underlying shares of Common Stock.

(C)	The amounts disclosed in this column represents the aggregate ASC 718 grant date fair value of the restricted stock awards granted to each named executive officer.

(D)	The amount disclosed in this column represents the aggregate ASC 718 grant date fair value of non-qualified stock options granted to each named executive officer.

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2010

	Option awards *					Stock awards *

									Equity incentive
			Equity Incentive					Equity incentive	plan awards:
	Number of	Number of	plan awards:					plan awards:	market or payout
Name	securities underlying	securities underlying	number of			Number of	Market value	number of unearned	value of unearned
	unexercised	unexercised	securities underlying	Option	Option	shares or units	of shares	shares, units or	shares, units or
	options	options	unexercised	exercise	expiration	of stock that	units of stock	other rights that	other rights that
	exercisable	unexercisable	unearned options	price	date	have not vested	have not vested	have not vested	have not vested
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
Robert J. Saltiel						83,612	-	-	-
	-	-	-			83,612	-	-	-

John R. Irwin	160,000	-	-	12.31	12/2/2014	-	-	-	-
	42,000	-	-	18.58	12/1/2015	-	-	-	-
	46,000	-	-	24.99	12/7/2016	-	-	-	-
	36,560	-	-	44.75	12/6/2017	-	-	-	-
	43,930	-	-	14.65	12/4/2018	-	-	-	-
	40,595	-	-	35.69	12/3/2019	-	-	-	-
						-	-	-	-
	369,085	-	-			-	-	-	-

Mark L. Mey						12,500	-	-	-
	-	-	-			12,500	-	-	-

James M. Holland	20,000	-	-	6.75	12/4/2013	-	-	-	-
	30,000	-	-	12.31	12/2/2014	-	-	-	-
	12,000	-	-	18.58	12/1/2015	-	-	-	-
	6,450	2,150	-	24.99	12/7/2016	-	-	-	-
	5,476	5,476	-	44.75	12/6/2017	-	-	-	-
	5,350	16,050	-	14.65	12/4/2018	-	-	-	-
	-	22,530	-	35.69	12/3/2019	-	-	-	-
						24,698	-	-	-
	79,276	46,206	-			24,698	-	-	-

Glen P. Kelley	60,000	-	-	12.31	12/2/2014	-	-	-	-
	12,000	-	-	18.58	12/1/2015	-	-	-	-
	6,450	2,150	-	24.99	12/7/2016	-	-	-	-
	5,476	5,476	-	44.75	12/6/2017	-	-	-	-
	3,575	10,725	-	14.65	12/4/2018	-	-	-	-
	-	17,997	-	35.69	12/3/2019	-	-	-	-
						18,625	-	-	-
	87,501	36,348	-			18,625	-	-	-

Alan Quintero	2,500	-	-	7.68	12/7/2010	-	-	-	-
	4,000	-	-	8.04	9/6/2011	-	-	-	-
	15,000	-	-	12.31	12/2/2014	-	-	-	-
	4,000	-	-	18.58	12/1/2015	-	-	-	-
	4,500	1,500	-	24.99	12/7/2016	-	-	-	-
	3,664	3,664	-	44.75	12/6/2017	-	-	-	-
	3,900	11,700	-	14.65	12/4/2018	-	-	-	-
	-	16,069	-	35.69	12/3/2019	-	-	-	-
						28,171	-	-	-
	37,564	32,933	-			28,171	-	-	-

Ronnie L. Hall	3,825	1,275	-	24.99	12/7/2016	-	-	-	-
	2,284	2,284	-	44.75	12/6/2017	-	-	-	-
	2,225	6,675	-	14.65	12/4/2018	-	-	-	-
	-	14,378	-	35.69	12/3/2019	-	-	-	-
						21,426	-	-	-
	8,334	24,612	-			21,426	-	-	-

* Equity awards based on Fiscal Year 2010 performance were made in December 2010, after the end of fiscal year 2010, and are, therefore, not reflected in this table.  See the Compensation Discussion and Analysis on page 40 of this proxy regarding awards relating to fiscal year 2010 performance.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2010
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Robert J. Saltiel	-	-	-	-

John R. Irwin	-	-	39,985	1,308,600

Mark L. Mey	-	-	-	-

James M. Holland	-	-	12,400	442,700

Glen P. Kelley	-	-	12,400	442,700

Alan Quintero	15,000	404,000	8,400	299,900

Ronnie L. Hall	9,100	193,000	4,000	142,800

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in Fiscal Year 2010	Registrant contributions in Fiscal Year 2010	Aggregate earnings in in Fiscal Year 2010	Aggregate withdrawals/distributions	Aggregate balance at September 30, 2010
	($)	($)	($)	($)	($)
	(A)	(A)			(A)

Robert J. Saltiel	9,400	16,200	2,200	-	27,800

John R. Irwin	47,500	95,100	190,700	-	3,029,800

Mark L. Mey	-	-	-	-	-

James M. Holland	61,400	40,100	44,900	-	979,700

Glen P. Kelley	-	-	11,600	-	168,900

Alan Quintero	52,100	34,700	29,200	-	320,200

Ronnie L. Hall	6,500	13,000	2,500	-	45,500

A)  Contributions were made to a Rabbi Trust

NON-EMPLOYEE DIRECTORS COMPENSATION DURING FISCAL YEAR 2010

	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation	Total
Name	($)	($)	($)	($)		($)	($)
	(A)	(B)

Deborah Beck	68,500	100,000	---	---	---	---	168,500

Robert Burgess	84,500	100,000	---	---	---	---	184,500

George Dotson	94,000	100,000	---	---	---	---	194,000

Jack Golden	62,500	100,000	---	---	---	---	162,500

Hans Helmerich	52,000	100,000	---	---	---	---	152,000

James Montague	73,500	100,000	---	---	---	---	173,500
Total	435,000	600,000					1,035,000

(A)
Each of our non-employee directors receives an annual retainer fee of $35,000  and is paid $2,500 for each meeting of the Board of Directors and $1,500 for each Committee meeting and conference call of the Board of Directors he or she attends.  In addition, Mr. Burgess receives an annual fee of $15,000 for serving as Chairman of the Audit Committee while Mr. Dotson receives an annual fee of $10,000 for serving as Chairman of the Compensation Committee.  After a review by L&A of the various fees payable to the non-employee Directors and of the equity awards granted to them during fiscal year 2010, L&A recommended an adjustment to the compensation of the directors, in view of both prevalent competitive norms and also consideration of  increased Board of Director and Committee responsibilities. Upon consideration of the information and recommendations provided by L&A, the Board of Directors approved an increase of the annual retainer from $35,000 to $40,000 and an increase of committee meeting fees from $1,500 to $1,750 effective January 1, 2011, but made no change to the other fees or awards paid to each director.

(B)
Pursuant to our 2007 Plan, each of our non-employee directors was awarded restrictedstock during fiscal year 2010 equivalent to the number of shares of Common Stock valued at $100,000 on the date of grant.  These awards vest at the end of thirteen (13) months from the date of grant unless vesting is deferred to a longer period under the Company's Non-Employee Directors Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Messrs. Irwin and Holland

The Company entered into Executive Retention Agreements and executive agreements on September 22, 2009 with each of Messrs. Irwin and Holland.  Effective December 14, 2009, Mr. Irwin retired as President and Chief Executive Officer of the Company, and his employment with the Company was subsequently terminated in July 2010.  Effective August 10, 2010, Mr. Holland retired as Senior Vice President and Chief Financial Officer of the Company, and his employment with the Company was subsequently terminated in December 2010.  The Executive Retention Agreements and executive agreements for Messrs. Irwin and Holland have both been terminated in connection with their respective retirements and termination of employment with the Company.

The Executive Retention Agreements provided for the obligations of the executives and the Company post-termination of employment, including severance payments, bonus, benefits, acceleration of vesting and termination of restriction periods with regard to long-term stock incentives (to the extent allowed by law and the plans they are granted thereunder).  The Executive Retention Agreements contain noncompetition and nonsolicitation provisions requiring the executive not to compete with the Company during any period he receives payments under such agreement and not to solicit employees of the Company during the period expiring one year after the later of the expiration or termination of such agreement as well as usual and customary confidentiality provisions.

As Messrs. Irwin or Holland stayed thru the initial terms of their respective Executive Retention Agreements, they were entitled to full vesting of long-term stock incentives, all contributions made by the Company for the account of the executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses which contain vesting or exercisability provisions or restriction periods conditioned upon or subject to the continued employment of the executive, became fully vested and exercisable and any restriction periods terminated to the extent allowed by law and the terms of any plans and arrangements governing same.  To the extent any such amount, benefit, or payment could not become fully vested or a restriction period could not be early terminated pursuant to such plan or arrangement on account of limitations imposed by law or the terms of such plan or arrangement, the executive was entitled, to the extent permitted by law, to receive from the Company an amount in cash payable within 30 days of the date of termination equal to the total amount of benefits or payments which the executive would have to forfeit pursuant to such plan or arrangement on account of such termination of employment.  Provided, however, that if at the time of his termination of employment the executive was a “specified employee” under IRC Section 409A, then payment of such amount shall be delayed until the date six months after the executive’s termination of employment.

In addition, for so long as allowed by such plans, the Company shall continue the participation of the executive at executive’s expense in all life, accident, disability, medical, dental and all other health plans maintained by the Company for its senior executives.

Under the terms his  Executive Retention Agreement and including amounts relating to his fiscal year 2010 performance, Mr. Irwin received total aggregate payments in the amount of $2,106,800, in connection with termination of his employment. Under the terms of his Executive Retention Agreement, Mr. Irwin was entitled to 100% of bonus relating to fiscal year 2010, regardless of whether he was employed through the end of such fiscal year.   Mr. Irwin was paid $445,600 for fiscal year 2010 bonus and $600,000 in cash in lieu of long-term incentive awards for fiscal year 2010.  Mr. Irwin received a payment of $90,300 reflecting the value of accrued and unused vacation benefits and a payment of $44,600 for other benefits pursuant to his Executive Retention Agreement.  Pursuant to the terms of his Executive Agreement, all unvested stock options and restricted stock were accelerated and all restrictions lapsed, except to the extent not permitted pursuant to the 2007 Plan or by applicable law, and Mr. Irwin received cash value for restricted stock for which vesting could not be accelerated in the amount of $926,300, the payment of which was deferred as appropriate, in compliance with Section 409A of the Code.

Under the terms of his Executive Retention Agreement and including amounts relating to his fiscal year 2010 performance, Mr. Holland has received to date, total aggregate payments in the amount of $1,185,400 in connection with termination of his employment.  Under the terms of his Executive Retention Agreement, Mr. Holland was entitled to 100% of bonus relating to fiscal year 2010 as he was employed through the end of such fiscal year, as well as a bonus relating to partial year 2011 as his employment terminated in December 2010, which is in fiscal year 2011.  Mr. Holland was paid $250,000 for fiscal year 2010 bonus and $666,000 in lieu of receipt of long-term incentive awards for fiscal year 2010.  Based upon fiscal year 2010 performance, Mr. Holland was paid $62,500 for partial fiscal year 2011 bonus and $166,500 in cash in lieu of long-term incentive awards for partial fiscal year 2011.  Mr. Holland also received a payment of $40,400 reflecting the value of accrued and unused vacation benefits. Pursuant to the terms of his Executive Agreement, all unvested stock options and restricted stock were accelerated and all restrictions lapsed, except to the extent not permitted pursuant to the 2007 Plan or by applicable law, and Mr. Holland will receive cash value for restricted stock for which vesting could not be accelerated in the amount of $357,800 in March 2011, the payment of which was deferred as appropriate, in compliance with Section 409A of the Code.

The executive agreements for Messrs. Irwin and Holland only address the terms of employment and compensation in the event of a termination of employment in connection with a change-in-control of the Company and not as a result of termination unrelated to such change-in-control and are intended to provide an appropriate retention incentive while balancing the value to the Company of such retention during a change-in-control transition period.  Mr. Irwin’s Executive Agreement terminated prior to the end of fiscal year 2010, but Mr. Holland’s was still in effect.  The post change-in-control employment period was one year and six months for Mr. Holland, commencing on the date of the change-in-control, which must occur during the term of the Executive Agreement.

In general, under his executive agreement, if the employment of Mr. Holland were terminated by the Company without cause or by the executive for good reason during the post change-in-control employment period, he would be entitled to receive any salary to the extent not yet paid as well as a prorated bonus for the current fiscal year based upon the highest annual bonus he had previously received. In addition, he would receive a severance amount based upon the highest annual base salary and annual bonus received by him for any preceding fiscal year pro rated through the remainder of the post change-in-control employment period.  He would also be entitled to full vesting of long-term stock incentives, all contributions made by the Company for the account of the executive to any pension, thrift or any other benefit plan, and all other benefits or bonuses which contain vesting or exercisability provisions or restriction periods conditioned upon or subject to the continued employment of the executive, would become fully vested and exercisable and any restriction periods shall terminate to the extent allowed by law and the terms of any plans and arrangements governing same.  Provided however, that if any such amount, benefit, or payment could not become fully vested or a restriction period could not be early terminated pursuant to such plan or arrangement on account of limitations imposed by law or the terms of such plan or arrangement, the executive would be entitled, to the extent permitted by law, to receive from the Company an amount in cash payable within 30 days of the date of termination equal to the total amount of benefits or payments which the executive would have to forfeit pursuant to such plan or arrangement on account of such termination of employment.

Mr. Holland’s executive agreement provides that for the remainder of the post change-in-control employment period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to him at least equal to those which would have been provided to him in accordance with the plans, programs, practices and policies described if his employment had not been terminated.  The executive agreement contains usual and customary confidentiality provisions.

In the event a payment were due to Mr. Holland under one or more of his Executive Retention Agreement, his executive agreement and/or the Retention Plan, the Executive Retention Agreement provides that payments thereunder shall be credited against amounts due for the same categories of payment due under his executive agreement or the Retention Plan, but only to the extent that such payments are duplicative.  The Retention Plan also provides for an offset of severance amounts under other agreements so that duplicative payments would not be paid.  Mr. Holland was not eligible for payments under the Retention Plan prior to termination of his employment.

Messrs. Mey, Kelley and Quintero

The Company entered into Executive Agreements on August 11, 2010, with Mr. Mey, September 18, 2002, with Mr. Kelley and on June 1, 2008 with Mr. Quintero.  Mr. Quintero’s Executive Agreement was terminated in connection with termination of his employment in November 2010, but his Executive Agreement was on substantially similar terms as those for Messrs. Mey and Kelley.  As previously discussed in “Compensation Discussion and Analysis” with regard to Messrs. Mey and Kelley, these agreements address the terms of executive employment and compensation in the event of a termination of employment due to a change-in-control in our ownership.  Under each of these agreements, a “change in control” occurs in the event of (a) an acquisition or formal tender offer by any individual, entity or group of beneficial ownership of 20% of (i) the then outstanding shares of our Common Stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (certain exceptions apply); (b) a sale of substantially all of our assets; or (c) a change of the majority of the members of our Board of Directors.

In the event of a change-in-control, under their Executive Agreements, Messrs. Mey, Kelley and Quintero would remain in the employ of the Company following such change-in-control for one year and six months.  During such employment terms, the executive shall receive his base salary, annual bonus, incentive, savings and retirement plan benefits, welfare plan benefits, executive life insurance benefits, indemnification, expense reimbursement, and vacation commensurate with those benefits that the executive enjoyed prior to the change in control.  In the event their employment is terminated within such time period, depending upon the circumstances of termination, Messrs. Kelley and Quintero may be entitled to a severance payment generally equal to the salary and bonus for the remainder of such period and full vesting of stock options.  Mr. Mey would receive a severance amount equal to 150% of the sum of the highest annual salary and bonus paid by the Company to Mr. Mey for any prior fiscal year and all stock based incentive awards shall become fully vested and exercisable and any restriction periods shall terminate to the extent allowed by law and the terms of any plans and arrangements governing same.

The Executive Agreements for Messrs. Mey, Kelley and Quintero each have three (3) year “evergreen” terms in that they automatically extend so as to cover a three (3) year period from any date then in effect unless we give notice to the executive that the term will no longer be so extended.  The Executive Agreements contain usual and customary confidentiality provisions.

The Retention Plan provides for an offset of severance amounts under other agreements so that duplicative payments would not be paid.  Messrs. Mey and Kelley are not currently eligible for payments under the Retention Plan. Mr. Quintero was not eligible for payments under the Retention Plan prior to termination of his employment with the Company. In connection with his termination of employment, Mr. Quintero was paid $219,500 in consideration of certain benefits which would have accrued to him in early December 2010, had he remained employed by the Company.

Mr. Saltiel

Mr. Saltiel’s Employment Agreement provides for an initial term of three years, subject to an automatic two year renewal thereafter unless the agreement is terminated in accordance with its terms. Pursuant to the terms of his Employment Agreement, Mr. Saltiel is entitled to receive an annual base salary of $650,000. Mr. Saltiel shall also be eligible to receive an annual cash bonus based upon achievement of targeted performance levels upon satisfactory performance of reasonable goals and milestones (the “Target Goals”) established by the Compensation Committee. The target amount of the annual cash bonus is 85% of Mr. Saltiel’s base salary if such Target Goals are achieved; achievement beyond the Target Goals, i.e. “stretch goals”, may result in a higher annual cash bonus up to 175% of Mr. Saltiel’s base salary, and performance under Target Goals, but at a minimum level, i.e. “threshold goals”, shall result in a lower annual cash bonus, but in no event less than 20% of Mr. Saltiel’s base salary.

If Mr. Saltiel is terminated by the Company pursuant to a “Qualifying Termination”, the Company shall pay Mr. Saltiel severance in an aggregate amount equal to 250% of the sum of Mr. Saltiel’s then current base salary and annual cash bonus.  A Qualifying Termination includes termination of employment as a result of a change-in-control, as well as termination without cause, termination for good reason, or termination following the Company’s failure to renew the employment term.  Such severance amount shall be paid in a lump sum not later than 45 days following the date of termination, shall be reduced by any other cash severance payable to Mr. Saltiel under any other severance plans, programs or arrangements of the Company and its affiliates, provided such offset shall not result in any additional tax under Code Section 409A.  In the event of Mr. Saltiel’s death or disability, to the extent permitted under the 2007 Plan, all restricted stock shall immediately vest and if such immediate vesting is not permitted by the 2007 Plan and applicable law, Mr. Saltiel or his estate shall be paid the financial equivalent of the shares as of the date of termination.

Mr. Saltiel’s Employment Agreement contains noncompetition and nonsolicitation provisions requiring the executive not to compete with the Company and not to solicit employees of the Company during the term and for the two year period following the expiration of the term as well as usual and customary confidentiality provisions.  The Retention Plan provides for an offset of severance amounts under other agreements so that duplicative payments would not be paid.  Mr. Saltiel is not currently eligible for payments under the Retention Plan.

Mr. Hall

Prior to his termination of employment with the Company resulting from his retirement in December 2010, Mr. Hall did not have an executive agreement relating to termination of employment due to a change-in-control in our ownership, but Mr. Hall would have been eligible for payments under the Retention Plan on the same basis as similarly situated employees.  Mr. Hall received $140,000 in bonus relating to his fiscal 2010 performance, but received no additional amounts in connection with the termination of his employment with the Company.

General

All payments due upon termination or change-in-control are payable by the Company.  The terms of the 2007 Plan provide that awards granted under the 2007 Plan shall be immediately vested, fully earned and exercisable upon the occurrence of a change-in-control and any restriction period shall terminate immediately.  Stock incentive awards made under prior plans are subject to similar provisions.

Except as previously discussed with regard to Messrs. Saltiel, Mey, and Holland, benefits payable under the Executive Agreements, Mr. Quintero’s executive agreement, and the Retention Plan with regard to termination of employment in connection with a change-in-control of the Company did not influence the Committee’s decisions with regard to other compensation elements for its named executive officers who were serving as such at the end of fiscal year 2010.

As previously disclosed, the employment of Mr. Irwin with the Company was terminated prior to September 30, 2010.  Taking into consideration the provisions of our 2007 Plan relating to change-in-control and that none of the below executives other than Mr. Hall were eligible at September 30, 2010 for payments under the Retention Plan, the following table sets forth potential payments to Messrs. Saltiel, Mey, Holland, Kelley, Quintero and Hall upon termination or change-in-control as of September 30, 2010:

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
(as of September 30, 2010 unless otherwise noted)
Executive	Benefit	Change in Control without Termination	Change in Control with Termination	Termination for Good Reason	Retirement	Death or Disability
		($)	($)	($)	($)	($)

Robert J. Saltiel	Salary	-	1,625,000	1,625,000	-	-
	Bonus	-	1,381,300	1,381,300	-	-
	Stock Awards (1)	2,546,000	2,546,000	2,546,000	-	2,546,000
	Option Awards (2)	-	-	-	-	-
	TOTAL	2,546,000	5,552,300	5,552,300	-	2,546,000

Mark L. Mey	Salary	-	-	-	-	-
	Bonus	-	-	-	-	-
	Stock Awards (1)	380,600	380,600	-	-	-
	Option Awards (2)	-	-	-	-	-
	TOTAL	380,600	380,600	-	-	-

James M. Holland (3)	Salary	463,800	463,800	77,300	77,300	-
	Bonus	382,500	382,500	250,000	250,000	-
	Stock Awards (1)	752,100	752,100	752,100	752,100	-
	Option Awards (2)	265,300	265,300	265,300	265,300	-
	TOTAL	1,863,700	1,863,700	1,344,700	1,344,700	-

Glen P. Kelley	Salary	-	447,200	-	-	-
	Bonus	-	330,000	-	-	-
	Stock Awards (1)	567,100	567,100	158,800	158,800	-
	Option Awards (2)	181,200	181,200	-	-	-
	TOTAL	748,300	1,525,500	158,800	158,800	-

Alan Quintero (4)	Salary	-	428,000	-	-	-
	Bonus	-	270,000	-	-	-
	Stock Awards (1)	857,800	857,800	-	-	-
	Option Awards (2)	193,100	193,100	-	-	-
	TOTAL	1,050,900	1,748,900	-	-	-

Ronnie L. Hall (5)	Salary	-	381,800	-	-	-
	Bonus	-	195,000	-	-	-
	Stock Awards (1)	652,400	652,400	-	-	-
	Option Awards (2)	112,400	112,400	-	-	-
	TOTAL	764,800	1,341,600	-	-	-

(1)
Amount determined by the product of the closing price of our stock as of September 30, 2010 and the number of stock awards that have not vested as noted in the Outstanding Equity Awards Table on page 49.

(1)
Amount assumes full exercise of all options unexercisable as noted in the Outstanding Equity Awards Table on page 49.  Per share option values are based on the difference between the closing price of our stock on September 30, 2010 and the option exercise price noted in the table on page 49.

(3)
  Mr. Holland's employment with the Company terminated in December 2010 in connection with his prior retirement as Senior Vice President and Chief Financial Officer In August 2010.  Including amounts relating to his fiscal year 2010 performance, he was paid, or will be paid,  an aggregate of $1.5 million in connection with termination of his employment as described further on page 53 of this Proxy Statement.

(4)
  Mr. Quintero's employment with the Company terminated in November 2010.  In connection with his termination of employment with the Company, in addition to the bonus of $180,000 relating to fiscal year 2010 performance, Mr. Quintero was paid $219,500 in consideration of certain benefits which would have accrued to him in early December 2010, had he remained employed by the Company.

(5)
  Mr. Hall's employment with the Company terminated in December 2010 upon his retirement.  Mr. Hall received $140,000 in bonus relating to his fiscal year 2010 performance, but no additional amounts in connection with the termination of his employment with the Company.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Ms. Beck and Messrs. Burgess, Dotson, Golden and Montague were the only persons who served on the Compensation Committee during the 2010 fiscal year.

No member of our Compensation Committee was, during the 2010 fiscal year, an officer or employee of Atwood, or was formerly an officer of Atwood or had any relationships requiring disclosure by us under Item 404 of Regulation S-K, except for the prior relationship of Mr. Dotson with H&P and H&PIDC, as previously discussed.

During the Company's 2010 fiscal year, no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as our director.

CONTRIBUTIONS TO TAX EXEMPT ORGANIZATIONS

We have made no contributions to any tax exempt organization in which any independent director serves as an executive officer.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five (5) non-employee independent directors and is established in accordance with section 3(a)(58)(A) of the Exchange Act. During fiscal year 2010, the Audit Committee members were Ms. Beck and Messrs. Burgess, Dotson, Golden and Montague.  The Board of Directors has determined that Mr. Burgess is the Audit Committee’s financial expert.  The members of the Audit Committee are governed by a written Charter duly adopted by the Board of Directors, which requires their independence from management of the Company and their freedom from any other relationship which would interfere with their independent judgment as required by the New York Stock Exchange Listing Standards and as determined by the Board of Directors in its business judgment.  The members of the Audit Committee are also required to be “non-employee directors” as that term is defined under the SEC Rule 16b-3. The Board of Directors has made a determination that all of the members of the Audit Committee meet the Audit Committee Charter membership requirements, including that of independence.  The Board of Directors specifically considered the relationship of H&P and H&PIDC to the Company and determined that they are not our affiliates.  Mr. Dotson retired from H&P and H&PIDC during fiscal year 2006.  Prior to his retirement from H&P and H&PIDC, the Board of Directors determined that Mr. Dotson was not our affiliate and after his retirement, the Board of Directors determined that Mr. Dotson continues not to be our affiliate.  Further, the Board of Directors believes that Mr. Dotson’s membership on the Audit Committee is in the best interests in the Company due to his expertise, experience, and tenure as a director of the Company.  The Audit Committee Charter is posted on our website, www.atwd.com.

Report of the Audit Committee of the Board of Directors of Atwood Oceanics, Inc.

The Board of Directors

Management is primarily responsible for the Company’s financial statements and the reporting process, including the systems of internal controls.  PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for performing an independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report on those statements and the Company’s effectiveness of internal control over financial reporting.  As the Audit Committee, we oversee the financial reporting process and internal control system on behalf of the Board of Directors.  The Audit Committee met in person four (4) times, with an additional four (4) conference call meetings, during fiscal year 2010 for a total of eight (8) meetings.  At various times during the 2010 fiscal year, the Audit Committee met with PwC and the internal auditors, with and without management present.

In the course of fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements, as well as Management’s Discussion and Analysis, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, with management and PwC.

This review included a discussion of, among others:

•	All critical accounting policies followed by the Company;
•
The reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the quality of the Company’s accounting principles;

•	The integrity and effectiveness of the Company’s disclosure controls;
•	The clarity and completeness of financial disclosures;
•	The adequacy of internal controls that could significantly affect the Company’s financial statements;
•	Items that could be accounted for using alternative treatments within GAAP;
•
Material weaknesses and significant deficiencies in internal control over financial reporting raised by PwC during its audit of the Company’s financial statements and internal control over financial reporting; and

•	The potential effects of regulatory and accounting initiatives, as well as any off balance sheet structures, on the Company’s financial statements.

We have discussed with PwC the matters required to be discussed by PCAOB Rule 3200T, Interim Auditing Standards Section 380, Communications With Audit Committees, as modified or supplemented, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the PCAOB Rule 3524 pre-approval of certain tax services and Rule 3526 independence communications from PwC required by the PCAOB Rules 3524 and 3526, respectively, and have discussed with PwC their independence.  We reviewed the independence of PwC from the Company and its management and reviewed and approved the Company’s policies regarding the provision of non-audit services by PwC to the Company and the hiring of employees of PwC by the Company.

As the Audit Committee, we recommended to the Board of Directors the appointment of PwC as the Company’s independent registered public accounting firm.  Additionally, we
•	reviewed the scope of an overall plan for the annual audit and the internal audit program;
•	approved services and related fees provided by PwC;
•	reviewed the adequacy of certain financial policies;
•	considered PwC’s quality control procedures;
•	on a quarterly basis, reviewed the Company’s financial results prior to their public issuance;
•	reviewed the Company’s compliance with certain legal and regulatory requirements;
•	reviewed the performance of the internal audit function;
•	reviewed significant legal developments; and
•	reviewed all complaints in accordance with the Company’s Whistleblower Policy and the Company’s Whistleblower Protection Policy.

Based on the review and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 to be filed with the Securities and Exchange Commission.

Audit Committee

Robert W. Burgess, Chairman & Financial Expert
Deborah A. Beck, Member
George S. Dotson, Member
Jack E. Golden, Member
James R. Montague, Member
November 23, 2010

Notwithstanding SEC filings by the Company that have incorporated or may incorporate by reference other SEC filings (including this Proxy Statement) in their entirety, the Report of the Audit Committee shall not be incorporated by reference into such filings and shall not be deemed to be “filed” with the SEC except as specifically provided otherwise or to the extent required by Item 306 of Regulation S-K.

FISCAL YEAR 2010 AUDIT FIRM FEE SUMMARY

During fiscal years 2010 and 2009, PwC was our independent registered public accounting firm, and it provided services in the following categories and amounts.

	Fiscal Year
	2010	2009
Audit Fees	$746,000		$732,000
Audit-Related Fees	$15,000	$	---
Tax Fees (A)	$1,891,000		$457,000
All Other Fees (B)	$50,000		$63,000
Total	$2,702,000		$1,252,000
___________
(A)	These fees related to business planning and restructuring services related to our foreign locations.
(B)	Software licensing and industry coalition fees.

The Audit Committee approves the engagement of our independent registered public accounting firm to render audit or non-audit services prior to the engagement based upon a proposal by such firm and an estimate of fees and expected scope of engagement.

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans as of September 30, 2010, all of which have been approved by our shareholders:

Number of shares of Common Stock to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares of Common Stock available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options)
1,719,802	$21.58	2,115,964

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) reports or forms they file.

Based solely on our review of the copies of such forms we have received, and written representations from certain reporting persons that no reports on Form 5 were required for those persons, we believe that, during the period from October 1, 2009 through September 30, 2010, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC audited our financial statements for the years ended September 30, 2010, 2009 and 2008, and has been appointed to audit our financial statements for the year ended September 30, 2011, subject to shareholders ratification at our Annual Meeting of Shareholders on February 10, 2011.  PwC will have representatives present at the shareholders’ meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Proposals of our shareholders intended to be presented for consideration at the Annual Meeting of Shareholders to be held in February 2012 must be received by us no later than September 16, 2011 and must comply with the requirements of the proxy rules promulgated by the SEC in order to be included in the proxy statement and form of proxy related to that meeting.  If notice of any shareholder proposal not eligible for inclusion in our proxy statement and form of proxy is given to us after November 30, 2011, then proxy holders will be allowed to use their discretionary voting authority on such shareholder proposal when the matter is raised at such meeting.

OTHER MATTERS

Management does not intend to bring any other matters before the meeting and has not been informed that any matters are to be presented by others. In the event any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies under discretionary authority therein in accordance with their judgment on such matters.

If you do not contemplate attending the meeting in person, you are respectfully requested to sign, date and return the accompanying proxy in the enclosed, stamped envelope at your earliest convenience.

We will provide, without charge, upon written request of any shareholder, a copy of our Annual Report on Form 10-K including financial statements and financial statement schedules for the fiscal year ended September 30, 2010 as filed with the SEC.  Please direct such request to Rodney L. Mallams, Secretary, Atwood Oceanics, Inc., P.O. Box 218350, Houston, Texas 77218, 281-749-7800.

Only one proxy statement and annual report are being delivered to multiple shareholders sharing an address who have previously consented to such delivery unless we have received contrary instructions from one or more such shareholders.  If a shareholder desires to receive a separate copy of this Proxy Statement, or the Annual Report on Form 10-K for the year ended September 30, 2010, or future proxy statements or annual reports, the shareholder should provide oral or written notification to Rodney L. Mallams, our Secretary, at the above address and provide instructions for delivery of the separate copy.  If shareholders who share an address and are receiving multiple copies of proxy statements or annual reports desire to receive only one copy of proxy statements or annual reports they should also notify Mr. Mallams at the above address and provide delivery instructions.

By order of the Board of Directors

/s/ Robert J. Saltiel
Robert J. Saltiel, President
Houston, Texas
January 14, 2011

PROXY
ATWOOD OCEANICS, INC.
ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 10, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark L. Mey and Glen P. Kelley, or either of them as Proxy Holders, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, par value $1.00 per share of Atwood Oceanics, Inc., held of record by the undersigned as of the close of business on January 10, 2011, at the Annual Meeting of Shareholders to be held on February 10, 2011 or any adjournment thereof:

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED

1.	ELECTION OF DIRECTORS:

Nominees:
DEBORAH A. BECK	JACK E. GOLDEN	JAMES R. MONTAGUE
ROBERT W. BURGESS	HANS HELMERICH	ROBERT J. SALTIEL
GEORGE S. DOTSON

☐FOR all nominees listed	☐WITHHOLD authority to vote for all nominees listed	☐FOR all except

 (INSTRUCTION:  To withhold authority to vote for any individual nominee, mark “FOR all except” and write the name(s) of the nominee(s) on the line below.)

2.	To approve our Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan as described in the accompanying Proxy Statement:

☐FOR	☐AGAINST	☐ABSTAIN

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors:

☐FOR	☐AGAINST	☐ABSTAIN

4.	To approve, by a shareholder non-binding advisory vote, the compensation paid by the Company to its named executive officers, commonly referred to as a “Say on Pay” proposal:

☐FOR	☐AGAINST	☐ABSTAIN

5.	To establish, by a shareholder non-binding advisory vote, the frequency of submission to shareholders of advisory “Say on Pay” proposals:

☐ONE YEAR	☐TWO YEARS	☐THREE YEARS	☐ABSTAIN

6.	In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the meeting.

(see reverse side)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 10, 2011.

A COPY OF THIS PROXY STATEMENT, THE FORM OF PROXY, AND THE ATWOOD OCEANICS, INC. ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED SEPTEMBER 30, 2010 ARE AVAILABLE AT www.proxyvote.com.

If no direction is made, the Proxy will be voted FOR the election of all Directors, FOR approval of our Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors, FOR approval of the compensation paid to the Company’s named executive officers, and FOR submission of Say on Pay proposals to shareholders every year.

Please sign exactly as name appears hereon.

,2011
DATED		SIGNATURE

SIGNATURE IF JOINTLY HELD

NOTE:  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.  Please note any change in your address alongside the address as it appears in the proxy.

PLEASE MARK IN BLUE OR BLACK INK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

APPENDIX A
ATWOOD OCEANICS, INC.
AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE PLAN
ARTICLE I
PURPOSE

SECTION 1.1   Purpose.  This Amended and Restated 2007 Long-Term Incentive Plan amends and restates in its entirety the 2007 Long-Term Incentive Plan (as previously amended and as so amended and restated, the “Plan”) by Atwood Oceanics, Inc., a Texas corporation (the “Company”).  The purpose of the Plan is to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success.  Toward these objectives, the Plan provides for the grant of Options, Restricted Stock Awards, SARs and Performance Units to Eligible Employees and the grant of Nonqualified Stock Options, Restricted Stock Awards, SARs and Performance Units to Eligible Directors, subject to the conditions set forth in the Plan.

SECTION 1.2   Establishment.  The Plan originally became effective December 7, 2006 pursuant to subsequent shareholder approval and will continue for a period of ten years thereafter.  The Plan shall continue in effect after such ten-year period until all matters relating to the payment of Awards and administration of the Plan have been settled.  The amendments included in this amendment and restatement of the Plan will be effective February 10, 2011, subject to shareholder approval.

SECTION 1.3   Shares Subject to the Plan.  At the original effective date of the Plan and subject to the limitations set forth in the Plan, there were a total of 2,000,000 shares of Common Stock available for Awards to be made under this Plan.  Accounting for an adjustment for a previous stock split in the form of a 100% stock dividend and shares of Common Stock already issued in connection with Awards made under this Plan, at December 31, 2010, 1,764,117 shares of Common Stock remain available for Awards to be made under this Plan.  Any shares granted as Restricted Stock Awards or as SARs or Performance Units settled in shares of Common Stock shall be counted against this limit as 1.7 shares for each share granted.  Any shares issued pursuant to Options shall be counted against this limit as one share for each issuable share.  Provided further, that a maximum of 2,000,000 shares of the total authorized under this Section 1.3 may be granted as Incentive Stock Options (after accounting for an adjustment for a stock split in the form of a 100% stock dividend after the original effective date of the Plan).  The limitations of this Section 1.3 shall be subject to the adjustment provisions of Article IX.

ARTICLE II
DEFINITIONS

SECTION 2.1   “Account” means the recordkeeping account established by the Company to which will be credited an Award of Performance Units to a Participant.

SECTION 2.2   “Affiliated Entity” means any person with whom Company would be considered a single employer under section 414(b) or 414(c) of the Code, if sections 414(b) and 414(c) of the Code used an “at least 50 percent” ownership test instead of an “at least 80 percent” ownership test.

SECTION 2.3   “Award” means, individually or collectively, any Option, Restricted Stock Award, SAR or Performance Unit granted under the Plan to an Eligible Employee by the Committee or any Nonqualified Stock Option, Performance Unit, SAR or Restricted Stock Award granted under the Plan to an Eligible Director by the Committee.

SECTION 2.4   Award Agreement” means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

SECTION 2.5   “Board” means the Board of Directors of the Company.

SECTION 2.6   “Change of Control Event” means each of the following:

(i) The acquisition after the Effective Date of this Plan by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition previously approved by at least a majority of the members of the Incumbent Board (as such term is hereinafter defined), (E) any acquisition approved by at least a majority of the members of the Incumbent Board within five business days after the Company has notice of such acquisition, or (F) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2), and (3) of subsection (iii) of this Section 2.6; or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, appointment or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Approval by the shareholders of the Company of a reorganization, share exchange, merger (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

(iv) Approval by the shareholders of the Company of (1) a complete liquidation or dissolution of the Company or, (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

SECTION 2.7   “Code” means the Internal Revenue Code of 1986, as amended.  References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

SECTION 2.8   “Committee” means the Compensation and Human Resources Committee of the Board.

SECTION 2.9   “Common Stock” means the common stock, par value $1.00 per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article IX.

SECTION 2.10   “Date of Grant” means the date on which the grant of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

SECTION 2.11   "Disability” means the Participant is unable to continue employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Committee.

SECTION 2.12   “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Committee.

SECTION 2.13   “Eligible Director” means any member of the Board who is not an employee of the Company, a Subsidiary or an Affiliated Entity.

SECTION 2.14   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

SECTION 2.15   “Fair Market Value” means (i) during such time as the Common Stock is listed upon the New York Stock Exchange or other exchanges, the closing price of the Common Stock as reported by such stock exchange or exchanges on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange that day, on the next preceding day on which there was a sale of such Common Stock, or (ii) during any such time as the Common Stock is not listed upon an established stock exchange, the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported by the National Association of Securities Dealers, Inc.

SECTION 2.16   “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.  Provided however, that no Option will be an Incentive Stock Option unless, at all times beginning with the Option’s Date of Grant and ending with the day three months before the date of exercise of the Option, the Participant is an employee of either the Company or of an Affiliated Entity that is a parent or subsidiary of the Company using an “at least 50 percent” ownership test.

SECTION 2.17   “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

SECTION 2.18   “Option” means an Award granted under Article V of the Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.

SECTION 2.19   “Participant” means an Eligible Employee or Eligible Director to whom an Award has been granted by the Committee under the Plan.

SECTION 2.20   “Performance Units” means those monetary units that may be granted to Eligible Employees or Eligible Directors pursuant to Article VIII hereof.

SECTION 2.21   “Plan” has the meaning set forth in Section 1.1.

SECTION 2.22   “Restricted Stock Award” means an Award granted to an Eligible Employee or Eligible Director under Article VI of the Plan.

SECTION 2.23   “Retirement” means the voluntary termination of an Eligible Employee’s employment with the Company, a Subsidiary or an Affiliated Entity on or after such Eligible Employee reaches 65 years of age.

SECTION 2.24   “SEC” means the United States Securities and Exchange Commission.

SECTION 2.25   “SAR” means a stock appreciation right granted to an Eligible Employee or Eligible Director under Article VII of the Plan.

SECTION 2.26   “Subsidiary” shall have the same meaning set forth in Section 424 of the Code.

ARTICLE III
ADMINISTRATION

SECTION 3.1   Administration of the Plan by the Committee.  The Committee shall administer the Plan.  Committee members shall be appointed or removed as set forth in the Committee’s Charter.  The Committee shall hold meetings regarding the Plan at such times and places as it may determine.  Except as may otherwise be set forth in the Committee’s Charter, a majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or acts reduced to or approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee.  All members of the Committee shall be independent as required by the rules and regulations of the SEC and the New York Stock Exchange Listing Standards and as determined by the Board in its business judgment. No member of the Committee shall have a relationship to the Company that may interfere with the exercise of their independent judgment, as determined in accordance with the rules and regulations of the SEC and the New York Stock Exchange Listing Standards.  The members of the Committee shall be "non-employee directors" as that term is defined under the SEC Rule 16b-3 and, in the case of any Award intended to qualify under the performance-based compensation rules of Section 162(m) of the Code, shall exclude any director who is not an "outside director" as that term is defined for the purposes of section 162(m) of the Code.

Subject to the provisions of the Plan, the Committee shall have exclusive power to:
(a)           Select Eligible Employees and Eligible Directors to participate in the Plan.

(b)           Determine the time or times when Awards will be made to Eligible Employees or Eligible Directors.

(c)           Determine the form of an Award, whether an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, SAR or Performance Unit, the number of shares of Common Stock or Performance Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement.

(d)           Determine whether Awards will be granted singly or in combination.

(e)           Accelerate the vesting, exercise or payment of an Award or the performance period of an Award except as provided in Section 10.2.

(f)           Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

SECTION 3.2   Committee to Make Rules and Interpret Plan.  The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan, as it may deem necessary or advisable for the administration of the Plan.  The Committee’s interpretation of the Plan or any Awards and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties.

ARTICLE IV
GRANT OF AWARDS

SECTION 4.1   Grant of Awards.  After accounting for an adjustment for a stock split in the form of a 100% stock dividend after the original effective date of the Plan, awards granted under this Plan shall be subject to the following conditions:

(a)           Subject to Article IX, the aggregate number of shares of Common Stock made subject to the grant of Options and/or SARs to any Eligible Employee in any calendar year may not exceed 600,000.

(b)           Subject to Article IX, the aggregate number of shares of Common Stock made subject to the grant of Restricted Stock Awards and/or Performance Unit Awards to any Eligible Employee in any calendar year may not exceed 300,000.

(c)           Any shares of Common Stock related to Awards which terminate by expiration, forfeiture or cancellation without the issuance of shares of Common Stock, shall be available again for grant under the Plan and shall not be counted against the shares authorized under Section 1.3.  Shares of Common Stock which are tendered in payment of an Option, tendered or withheld in payment of taxes or repurchased using Option proceeds, shall not be added back to the shares authorized under Section 1.3.

(d)           Common Stock delivered by the Company in payment of an Award under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

(e)           The Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

(f)           Separate certificates or a book-entry registration representing Common Stock shall be delivered to a Participant upon the exercise of any Option.  Alternatively, issuance may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Company’s equity securities are traded.

(g)           The Committee shall be prohibited from canceling, reissuing or modifying Awards if such action will have the effect of repricing the Participant’s Award.

(h)           Subject to Article IX, the aggregate number of shares of Common Stock made subject to the grant of Nonqualified Stock Options and/or SARs to any individual Eligible Director in any calendar year may not exceed 200,000.

(i)           Subject to Article IX, in no event shall more than 100,000 shares of Restricted Stock Awards and/or Performance Unit Awards be awarded to any individual Eligible Director in any calendar year.

(j)           The maximum term of any Award shall be ten years.

ARTICLE V
STOCK OPTIONS

SECTION 5.1   Grant of Options.  The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Eligible Employees.  These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both.  The Committee may, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors.  Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2.

SECTION 5.2   Conditions of Options.  Each Option so granted shall be subject to the following conditions:

(a)           Exercise Price.  As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b)           Form of Payment.  The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) by tendering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Committee; or (iii) a combination of the foregoing.  In addition to the foregoing, the Committee may permit an Option granted under the Plan to be exercised by a broker-dealer acting on behalf of a Participant through procedures approved by the Committee.

(c)           Exercise of Options.  Options granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement.  Exercise of an Option shall be by written notice to the Secretary of the Company at least two business days in advance of such exercise stating the election to exercise in the form and manner determined by the Committee.  Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price and applicable withholding taxes.

(d)           Other Terms and Conditions.  Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business matters.

(e)           Special Restrictions Relating to Incentive Stock Options.  Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary, and not to Eligible Employees of an Affiliated Entity unless such entity shall be considered as a “disregarded entity” under the Code and shall not be distinguished for federal tax purposes from the Company or the applicable Subsidiary.

(f)           Application of Funds.  The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

(g)           Shareholder Rights.  No Participant shall have a right as a shareholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option.

ARTICLE VI
RESTRICTED STOCK AWARDS

SECTION 6.1   Grant of Restricted Stock Awards.  The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to any Eligible Employee or Eligible Director.  Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine.  Each Restricted Stock Award shall be evidenced by an Award Agreement setting forth the terms of such Restricted Stock Award.  Separate certificates or a book-entry registration representing Common Stock shall be delivered to the Eligible Employee or Eligible Director receiving the Award of Restricted Stock when such underlying Common Stock is issued; alternatively, issuance may be effected on an uncertificated basis, to the extent not prohibited by applicable rules of any stock exchange on which the Company’s equity securities are traded.

SECTION 6.2   Conditions of Restricted Stock Awards.  The grant of a Restricted Stock Award shall be subject to the following:

(a)           Restriction Period.

i)
Restrictions.  The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period (as defined herein).  The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.  The “Restriction Period” for any shares of Common Stock covered by a Restricted Stock Award granted to any Eligible Director shall be at least thirteen (13) months as set forth in the Award Agreement for the Restricted Stock Award, subject to early termination as provided in Section 10.2 and Section 10.5 hereof.  The “Restriction Period” for any shares of Common Stock covered by a Restricted Stock Award granted to any Eligible Employee is determined by any employment, service and/or performance requirements relating to such Restricted Stock Award.  In addition to any time vesting conditions determined by the Committee, Restricted Stock Awards may be subject to the achievement by the Company of some or all of the operational, financial or stock performance criteria more specifically listed in Exhibit A attached, as set forth in the Award and determined by the Committee.

ii)
Eligible Directors.  In regard to a grant of a Restricted Stock Award to any Eligible Director, the shares of Common Stock covered by such Restricted Stock Award shall vest in accordance with the Award Agreement for the Restricted Stock Award, but the vesting period shall be at least thirteen (13) months, subject to early termination as provided in Section 10.2 and Section 10.5 hereof.

iii)
Eligible Employees.  In regard to a grant of a Restricted Stock Award to any Eligible Employee, the Committee shall determine the employment, service and/or performance requirements which shall apply to the shares of Common Stock covered by such Restricted Stock Award.  Unless (i) vesting requirements are based upon specified performance goals and measures set forth in the Award Agreement at the time of the Award that require at least a twelve-month performance period, (ii) vesting is accelerated upon the occurrence of a Change of Control Event under Section 10.5 or by the Committee as provided in Section 10.2 or (iii) the shares of Restricted Stock are issued in lieu of cash compensation, the shares shall vest over a minimum three-year period, with all shares vesting on or after the third annual anniversary date of the Award.

iv)
General.  At the end of the Restriction Period and, in regard to a Restricted Stock Award granted to any Eligible Employee assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof.

(b)           Rights as Shareholders.  During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares and to receive dividends and to purchase securities pursuant to that certain Rights Agreement by and between the Company and Continental Stock Transfer & Trust Company (as Rights Agent) dated October 18, 2002, as the same may be amended, modified or supplement from time to time.  If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

(c)           Ability of Participants to Defer Delivery of Shares.  The Committee may, in its discretion, to the extent provided in any separate Company deferred compensation plan, allow a Participant to (i) elect to defer the delivery of shares of Common Stock included in a Restricted Stock Award and (ii) if such deferred delivery is elected, further elect, before the deferred delivery date, to receive payment in the form of either (x) Common Stock or (y) cash in an amount equal to the value of the deferred shares at the deferred delivery date.

ARTICLE VII
STOCK APPRECIATION RIGHTS

SECTION 7.1   Grant of SARs.  The Committee may from time to time, in its sole discretion, subject to the provisions of the Plan and subject to other terms and conditions as the Committee may determine, grant a SAR to any Eligible Employee or Eligible Director.  SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option.  Upon the Participant’s election to exercise one of these Awards, the other tandem award is automatically terminated.  SARs may also be granted as an independent Award separate from an Option.  Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of the Plan.  The exercise price of the SAR shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR.

SECTION 7.2   Exercise and Payment.  SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Committee in the Award Agreement.  Exercise of a SAR shall be by written notice to the Secretary of the Company at least two business days in advance of such exercise.  The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR.  Payment of amounts attributable to a SAR shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.

SECTION 7.3   General.  In the event a SAR is granted in tandem with an Incentive Stock Option, the Committee shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code.  In the case of a SAR granted in tandem with an Incentive Stock Option to an Eligible Employee who owns more than 10% of the combined voting power of the Company or its Subsidiaries on the date of such grant, the amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR, which exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the SAR is granted.

ARTICLE VIII
PERFORMANCE UNITS

SECTION 8.1   Grant of Awards.  The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Units to Eligible Employees and Eligible Directors.  Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 8.2.

SECTION 8.2   Conditions of Awards.  Each Award of Performance Units shall be subject to the following conditions:

(a)           Establishment of Award Terms.  Each Award shall state the target, maximum and minimum value of each Performance Unit payable upon the achievement of performance goals.

 (b)           Achievement of Performance Goals.  The Committee shall establish performance targets for each Award for a period of no less than a year based upon the Company’s achievement of some or all of the operational, financial or stock performance criteria more specifically listed in Exhibit A attached, as determined by the Committee.  The Committee shall also establish such other terms and conditions as it deems appropriate to such Award.  The Award may be paid out in cash or Common Stock as established by the Committee in the Award Agreement.

ARTICLE IX
STOCK ADJUSTMENTS

In the event that the shares of Common Stock, as constituted on the effective date of the Plan, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no such event will such adjustment result in a modification of any Option as defined in Section 424(h) of the Code.  In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the “Minimum Adjustment”).  Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Article IX and not previously made would result in a Minimum Adjustment.  Notwithstanding the foregoing, any adjustment required by this Article IX which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award.  No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

ARTICLE X
GENERAL

SECTION 10.1   Amendment or Termination of Plan.  The Board may alter, suspend or terminate the Plan at any time.  In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article IX), (ii) materially modify the requirements as to eligibility for participation in the Plan, or (iii) materially increase the benefits to Participants provided by the Plan.

SECTION 10.2    Termination of Employment; Termination of Service.

(a)           Options and SARs.

i)
Eligible Employees.   If an Eligible Employee’s employment with the Company, a Subsidiary or an Affiliated Entity terminates as a result of death, Disability or Retirement, the Eligible Employee (or personal representative in the case of death) shall be entitled to exercise all or any part of any (a) vested Incentive Stock Option for a period of up to three months from such date of termination (one year in the case of death or Disability (as defined above) in lieu of the three-month period), or (b) vested Nonqualified Stock Option or SAR during the remaining term.  If an Eligible Employee’s employment terminates for any other reason, the Eligible Employee shall be entitled to exercise all or any part of any vested Option or SAR for a period of up to three months from such date of termination.

ii)
Eligible Directors.   If an Eligible Director’s service with the Company, a Subsidiary or an Affiliated Entity terminates, the Eligible Director (or personal representative in the case of death) shall be entitled to exercise all or any part of any Nonqualified Stock Options or SARs which are otherwise exercisable on his date of termination of service during the remaining term of such Award.

iii)
General.  The Committee may, in its discretion, accelerate the vesting of any Option or SAR in the case of termination of employment or service of an Eligible Employee or Eligible Director for any reason, including death, Retirement, Disability, or resignation, as the case may be.  In no event shall any Option or SAR be exercisable past the term established in the Award Agreement.  Any vested Option or SAR which is not exercised before the earlier of the dates provided above or its term, shall expire.

(b)           Restricted Stock Awards.  The Committee may, in its discretion, (i) accelerate the vesting of a Restricted Stock Award in the case of death or Disability of an Eligible Employee or (ii) accelerate the vesting of a Restricted Stock Award or provide for early termination of any Restriction Period in the case of death, Retirement, or resignation of an Eligible Director.  In the case of Retirement of an Eligible Employee, the vesting of a Restricted Stock Award shall be accelerated as follows:  (x) no acceleration in the case of Retirement within a period less than one year subsequent to the Date of Grant, (y) acceleration of vesting of one-third (1/3) of the shares included in the Restricted Stock Award in the case of Retirement within a period greater than one year, but less than two years subsequent to the Date of Grant, and (z) acceleration of vesting of two-thirds (2/3) of the shares included in the Restricted Stock Award in the case of Retirement within a period greater than two years, but less than three years subsequent to the Date of Grant.

(c)           General. Unless otherwise accelerated pursuant to the terms of the relevant Award Agreement or by the Committee as set forth herein, all unvested Awards shall be forfeited upon termination of employment of the Eligible Employee or termination of service of the Eligible Director.  Notwithstanding anything herein to the contrary, in the case of Retirement of a Participant, the Committee shall not accelerate the vesting of an any Award intended to qualify under the performance-based compensation rules of Section 162(m) of the Code except to the extent such performance measures have been met by the Participant prior to or upon Retirement.

SECTION 10.3   Limited Transferability — Options.  The Committee may, in its discretion, authorize all or a portion of the Nonqualified Stock Options granted under this Plan to be on terms which permit transfer by the Participant to (i) the ex-spouse of the Participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (iii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iv) a partnership or limited liability company in which such Immediate Family Members are the only partners or members.  In addition there may be no consideration for any such transfer.  The Award Agreement pursuant to which such Nonqualified Stock Options are granted must expressly provide for transferability in a manner consistent with this paragraph.  Subsequent transfers of transferred Nonqualified Stock Options shall be prohibited except as set forth below in this Section 10.3.  Following transfer, any such Nonqualified Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 10.2 hereof the term “Participant” shall be deemed to refer to the transferee.  The events of termination of employment of Section 10.2 hereof shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 10.2 hereof.  No transfer pursuant to this Section 10.3 shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Committee shall request.  With the exception of a transfer in compliance with the foregoing provisions of this Section 10.3, all other types of Awards authorized under this Plan shall be transferable only by will or the laws of descent and distribution and, for the avoidance of doubt, for no consideration; however, no such transfer shall be effective to bind the Company unless the Committee has been furnished with written notice of such transfer and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Award.

SECTION 10.4   Withholding Taxes.  Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.  In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes.  However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Committee.

SECTION 10.5   Change of Control.  Notwithstanding any other provision in this Plan to the contrary, Awards granted under the Plan to any Eligible Employee or Eligible Director shall be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control Event and any Restriction Period shall terminate immediately.

SECTION 10.6   Amendments to Awards.  Subject to the limitations of the Plan, the Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate; provided, however, that no amendment shall be allowed which has the effect of repricing an Award, and amendments which are adverse to the Participant shall require the Participant’s consent.

SECTION 10.7   Regulatory Approval and Listings.  The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following approval by the shareholders of the Company of the Plan as provided in Section 1.2 of the Plan, and keep continuously effectively, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder.  Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to:

(a)           the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b)           the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

(c)           the completion of any registration or other qualification of such shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

SECTION 10.8   Right to Continued Employment.  Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity.  The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity reserves the right to terminate any Eligible Employee at any time.  Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

SECTION 10.9   Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself.  In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

SECTION 10.10   Construction.  Masculine pronouns and other words of masculine gender shall refer to both men and women.  The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

SECTION 10.11   Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Texas except as superseded by applicable Federal law.  In particular, all Awards are subject to applicable laws and regulations as well as Company policies relating to clawback or other recovery in effect from time to time.

SECTION 10.12   Other Laws.  The Committee may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

SECTION 10.13   No Trust or Fund Created.  Neither the Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person.  To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

SECTION 10.14                                Awards Under Other Plans.  The Company may grant Awards under other plans or programs.  Such Awards may be settled in the form of Common Stock issued under this Plan.  Such Common Stock shall be treated for all purposes under the Plan on a similar basis as the same type of Award under this Plan and shall, when issued, reduce the number of shares of Common Stock available under this Plan in accordance with Section 1.3.

EXHIBIT A
Amended and Restated 2007 Long-Term Incentive Plan Performance Criteria
Average dayrates
Cash flow
Debt to cash flow
Debt to EBITDA
Debt to equity ratio
Dividend growth
Dividend maintenance
Earnings
Earnings before interest, taxes, depreciation and amortization or “EBITDA”
Earnings per share
EBITDA to Interest
Fleet size and growth
Fleet valuation
General and Administrative Expenses
Net income
Operating income
Pre-tax income
Profit returns/margins
Relative stock price performance
Return on Assets
Return on Equity
Return on invested capital
Revenues
Rig margin
Rig revenue
Safety
Stock price appreciation
Total stockholder return
Utilization